Exhibit 10.1

CREDIT AGREEMENT

among

WEST PHARMACEUTICAL SERVICES, INC.

and

Certain of Its Subsidiaries,

as Borrowers,

The Several Lenders From Time to Time
Parties Hereto

and

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

BANK OF AMERICA, N.A.,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
CITIZENS BANK OF PENNSYLVANIA
and
U.S. BANK, NATIONAL ASSOCIATION
as Syndication Agents,

and

PNC CAPITAL MARKETS LLC, as Sole Lead Arranger

Dated as of April 27, 2012

$300,000,000 CREDIT FACILITY

TABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS		1
1.1	Defined Terms	1
1.2	Other Definitional Provisions	28

SECTION 2. LOANS AND TERMS OF COMMITMENTS		30
2.1	The Loans	30
2.2	Nature of Lenders’ Obligations with Respect to Loans	33
2.3	Notes	34
2.4	Procedure for Revolver Loans	34
2.5	Conversion and Continuation Options	36
2.6	Utilization of Commitments in Optional Currencies	37
2.7	Fees	38
2.8	Letter of Credit Subfacility	39
2.9	Interest Rates and Payment Dates	45
2.10	Default Interest	46
2.11	Pro Rata Treatment of Loans and Payments; Commitment Fees	47
2.12	Payments	47
2.13	LIBOR Rate Unascertainable; Illegality; Deposits Not Available	48
2.14	Termination, Reduction and Increase of Commitments; Incremental Term Loans	49
2.15	Prepayment of Loans	53
2.16	Requirements of Law	54
2.17	Taxes	56
2.18	Indemnity	59
2.19	Judgment Currency	59
2.20	Borrowers’ Representative	60
2.21	European Monetary Union	60
2.22	Foreign Borrower Obligations	61
2.23	Change of Lending Office	62
2.24	Substitution of Lenders	62
2.25	Defaulting Lenders	62

SECTION 2. REPRESENTATIONS AND WARRANTIES.		65
3.1	Financial Condition	65
3.2	No Change	65
3.3	Corporate Existence; Compliance with Law	66
3.4	Corporate Power; Authorization; Enforceable Obligations	66
3.5	No Legal Bar	66
3.6	No Material Litigation	66
3.7	No Default	67
3.8	Taxes	67
3.9	Federal Regulations	67
3.10	ERISA	67

i

3.11	Investment Company Act	68
3.12	[Intentionally Omitted]	69
3.13	Environmental Matters	69
3.14	No Material Misstatements	70
3.15	Title to Properties	70
3.16	Intellectual Property	70
3.17	List of Subsidiaries	70
3.18	Solvency	70
3.19	Insurance	71
3.20	Anti-Terrorism Laws	71

SECTION 4. CONDITIONS PRECEDENT		72
4.1	Conditions to Closing	72
4.2	Conditions to Each Extension of Credit	73

SECTION 5. AFFIRMATIVE COVENANTS		74
5.1	Financial Statements	74
5.2	Certificates; Other Information	75
5.3	Payment of Obligations	75
5.4	Maintenance of Existence	76
5.5	Maintenance of Insurance; Property	76
5.6	Inspection of Property; Books and Records; Discussions	76
5.7	Notices	76
5.8	Environmental Laws	77
5.9	Notice and Joinder of New Subsidiaries	77
5.10	Use of Proceeds	78
5.11	Subsequent Credit Terms	78
5.12	[Intentionally Omitted]	78
5.13	Anti-Terrorism Laws	78
5.14	Books and Records	79
5.15	ERISA	79

SECTION 6. NEGATIVE COVENANTS		80
6.1	Financial Condition Covenants	80
6.2	Limitation on Liens	80
6.3	Limitations on Fundamental Changes	80
6.4	Limitation on Sale of Assets	81
6.5	Limitation on Distributions and Investments	81
6.6	Transactions with Affiliates	82
6.7	Limitation on Acquisitions	82
6.8	Fiscal Year	82
6.9	Limitation on Conduct of Business	82
6.10	Prepayments, Redemptions and Repurchases of Subordinated Debt	82
6.11	Non-Operating Subsidiary	82
6.12	Note Purchase Agreement Guarantors	82

SECTION 7. EVENTS OF DEFAULT		83

7.1	Events of Default	83

SECTION 8. THE ADMINISTRATIVE AGENT		86
8.1	Appointment	86
8.2	Delegation of Duties	86
8.3	Exculpatory Provisions	87
8.4	Reliance by Administrative Agent	87
8.5	Notice of Default	87
8.6	Non-Reliance on Administrative Agent and Other Lenders	88
8.7	Indemnification	88
8.8	Agents in Their Individual Capacity	88
8.9	Successor Administrative Agent	89
8.10	No Reliance on Administrative Agent’s Customer Identification Program	89
8.11	USA Patriot Act	89
8.12	Beneficiaries	90
8.13	Other Agents	90
8.14	Authorization to Release Borrowers Other than the Company	90

SECTION 9. MISCELLANEOUS		90
9.1	Amendments and Waivers	90
9.2	Notices; Lending Offices	91
9.3	No Waiver; Cumulative Remedies	92
9.4	Survival of Representations and Warranties	93
9.5	Payment of Expenses and Taxes	93
9.6	Successors and Assigns	94
9.7	Disclosure of Information	97
9.8	Adjustments; Set-off	98
9.9	Counterparts	99
9.10	Severability	99
9.11	Integration	99
9.12	GOVERNING LAW	99
9.13	Submission To Jurisdiction; Waivers	99
9.14	Acknowledgments	100
9.15	No Right of Contribution	100
9.16	WAIVER OF JURY TRIAL	100
9.17	USA Patriot Act Notice	100
9.18	Joint and Several Liability of Borrowers	101

SCHEDULES

SCHEDULE I	Lender and Commitment Information
SCHEDULE II	Existing Liens
SCHEDULE III	Other Letters of Credit
SCHEDULE 3.17	Subsidiaries

EXHIBITS

EXHIBIT A-1	Form of Revolver Note
EXHIBIT A-2	Form of Swing Line Note
EXHIBIT B	Form of Assignment and Assumption Agreement
EXHIBIT C	Form of Notice of Borrowing
EXHIBIT D	Form of Joinder and Assumption Agreement
EXHIBIT E	Form of Closing Legal Opinion
EXHIBIT F	Form of Sharing Agreement
EXHIBIT G	Form of New Revolving Credit Lender Joinder

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of April 27, 2012, among WEST PHARMACEUTICAL SERVICES, INC., a Pennsylvania corporation (the “Company”), the direct and indirect subsidiaries of the Company from time to time parties hereto (collectively, the “Borrowers”), the several banks and other financial institutions from time to time parties hereto (collectively, the “Lenders”) and PNC BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

In consideration of the promises and the agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

SECTION 1.                            DEFINITIONS

1.1 Defined Terms

.  As used in this Agreement, the following terms shall have the following meanings:

“Acquisition”:  any acquisition, or a series of related acquisitions, of (a) Capital Stock in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person.

“Additional Lender”:  has the meaning assigned to such term in subsection 9.6(j).

“Adjusted Commitment Percentage”:  with respect to any non-Defaulting Lender, the quotient (expressed as a percentage) of such Lender’s Commitment divided by the aggregate Commitments of all non-Defaulting Lenders.

“Adjusted EBITDA”:  for any period, with respect to any Person who has (or whose assets have) been acquired by the Company or any Subsidiary thereof in an Acquisition, the historical EBITDA of such Person or attributable to such assets for such period.

“Adjusted Funding Target Attainment Percentage”:  an adjusted target attainment percentage as defined in Sections 206(g)(9) of ERISA and 436(j) of the Code.

“Affected Lender”:  has the meaning assigned to such term in Section 2.24.

“Affiliate”:  as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” shall mean the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or in effect cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agents”:  the collective reference to the Administrative Agent, the Syndication Agents, the Documentation Agent and the Lead Arranger.

“Agreement”:  this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternate Issuing Lender”:  any Lender, other than PNC Bank, National Association, which has issued a Letter of Credit in accordance with the terms hereof (including any Lender, other than PNC Bank, National Association, that has issued an Other Letter of Credit).

“Anti-Terrorism Law”:  any Law relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Margin”:  on any date, the percentage per annum set forth below in the column entitled “Applicable Margin – LIBOR Loan” or “Applicable Margin – Base Rate Loan”, as appropriate, opposite the Total Leverage Ratio shown on the last Compliance Certificate delivered by the Borrowers to the Administrative Agent pursuant to subsection 5.2(b) prior to such date:

Level	Total Leverage Ratio	Applicable Margin - LIBOR Loan	Applicable Margin - Base Rate Loan
I	Less than or equal to 1.50 to 1.0	1.25%	0.25%
II	Greater than 1.50 to 1.0 but less than or equal to 2.00 to 1.0.	1.50%	0.50%
III	Greater than 2.00 to 1.0 but less than or equal to 2.50 to 1.0	1.75%	0.75%
IV	Greater than 2.50 but less than or equal to 3.00 to 1.0	2.00%	1.00%
V	Greater than 3.00 to 1.0	2.25%	1.25%

; provided, however, that (i) adjustments, if any, to the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 5.2(b), provided that any increase or decrease in the Applicable Margin relating to any outstanding Optional Currency Loan shall become effective at the end of the Interest Period therefor, (ii) in the event that no Compliance Certificate has been delivered for a fiscal quarter prior to the last date on which it can be delivered without violation of subsection 5.2(b), the Applicable Margin from such date until such Compliance Certificate is actually delivered shall be that applicable under Level V, (iii) in the event that the actual Total Leverage Ratio for any fiscal quarter is subsequently determined to be greater than that set forth in the Compliance Certificate for such fiscal quarter, the Applicable Margin shall be recalculated for the applicable period based upon such actual Total Leverage Ratio and (iv) anything in this definition to the contrary notwithstanding, until receipt by the Administrative Agent of the Compliance Certificate for the fiscal quarter ending March 31, 2012, the Applicable Margin shall be that applicable under Level II.  Any additional interest on the Loans resulting from the operation of clause (iii) above shall be payable by the Borrowers jointly and severally to the Lenders within five (5) days after receipt of a written demand therefor from the Administrative Agent.

“Application”:  in respect of each Letter of Credit issued by an Issuing Lender, an application, in such form as such Issuing Lender may specify from time to time, requesting issuance of such Letter of Credit.

“Assignment and Assumption”:  an assignment and assumption entered into by a Lender and a Purchasing Lender, and accepted by the Administrative Agent, in the form of Exhibit B attached hereto, or such other form as shall be approved by the Administrative Agent.

“Available Incremental Amount”:  at any time, the excess, if any, of (a) $50,000,000 over (b) the sum of the aggregate amount of all Incremental Commitments established prior to such time pursuant to Section 2.14(d) and (e).

“Base Rate”:  for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Open Rate in effect on such day plus fifty basis points (0.50%) and (c) the Daily LIBOR Rate in effect on such day plus one hundred basis points (1.00%).  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Open Rate or the Daily LIBOR Rate for any reason, the Base Rate shall be determined without regard to clause (b) or (c), as the case may be, of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Open Rate or the Daily LIBOR Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Open Rate or the Daily LIBOR Rate,  respectively.

“Base Rate Loan”:  any Loan bearing interest at a rate determined by reference to the Base Rate.

“Blocked Person”:  has the meaning assigned to such term in subsection 3.20(b).

“Borrowers’ Representative”:  has the meaning assigned to such term in Section 2.20.

“Borrowing Date”:  any Business Day on which a Loan is to be made at the request of the Borrowers under this Agreement.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required by law to close and (a) with respect to advances or payments of Loans or any other matters relating to Loans denominated in an Optional Currency, such day also shall be a day on which dealings in deposits in the relevant Optional Currency are carried on in the Relevant Interbank Market, (b) with respect to advances or payments of Loans denominated in an Optional Currency, such day shall also be a day on which all applicable banks into which Loan proceeds may be deposited are open for business and foreign exchange markets are open for business in the principal financial center of the country of such currency, and (c) with respect to advances of LIBOR Loans made in Dollars or any other matters relating to LIBOR Loans made in Dollars, such day shall also be a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Lease”:  at any time, a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligations”:  at any time, the amount of the obligations under Capital Leases which would be shown at such time as a liability on a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Management Agreements”:  has the meaning assigned to such term in Section 2.1(c)(vii).

“Change in Law”:  the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control”:  an event or series of events by which (a) any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under such Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire without condition, other than passage of time, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting power of the then outstanding Voting Stock of the Company, or (b) from and after the date hereof, individuals who on the date hereof constitute the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors on the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

“Closing Date”:  the first date on which all of the conditions precedent set forth in Section 4.1 have been satisfied or waived by the Lenders, which date is April 27, 2012.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”:  as to any Lender, the obligation of such Lender to make Revolver Loans, to acquire participating interests in Letters of Credit hereunder and to participate in Swing Line Loans, in an aggregate Dollar Equivalent amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Commitment,” as the same may be changed from time to time in accordance with the provisions of this Agreement and/or any applicable Assignment and Assumption.

“Commitment Fee”:  as defined in Section 2.7.

“Commitment Fee Rate”:  On any date, the percentage per annum set forth below in the column entitled Commitment Fee Rate opposite the Total Leverage Ratio shown on the last Compliance Certificate delivered by the Borrowers to the Administrative Agent pursuant to subsection 5.2(b) prior to such date:

Level	Total Leverage Ratio	Commitment Fee Rate
I	Less than or equal to 1.50 to 1.0	0.20%
II	Greater than 1.50 to 1.0 but less than or equal to 2.00 to 1.0.	0.25%
III	Greater than 2.00 to 1.0 but less than or equal to 2.50 to 1.0	0.30%
IV	Greater than 2.50 to 1.0 but less than or equal to 3.00 to 1.0	0.35%
V	Greater than 3.00 to 1.0	0.40%

; provided, however, that (i) adjustments, if any, to the Commitment Fee Rate resulting from a change in the Total Leverage Ratio shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 5.2(b), (ii) in the event that no Compliance Certificate has been delivered for a fiscal quarter prior to the last date on which it can be delivered without violation of subsection 5.2(b), the Commitment Fee Rate from such date until such Compliance Certificate is actually delivered shall be that applicable under Level V, (iii) in the event that the actual Total Leverage Ratio for any fiscal quarter is subsequently determined to be greater than that set forth in the Compliance Certificate for such fiscal quarter, the Commitment Fee Rate shall be recalculated for the applicable period based upon such actual Total Leverage Ratio and (iv) anything in this definition to the contrary notwithstanding, until receipt by the Administrative Agent of the Compliance Certificate for the fiscal quarter ending March 31, 2012 the Commitment Fee Rate shall be that applicable under Level II.  Any additional Commitment Fee that is due to the Lenders resulting from the operation of clause (iii) above shall be payable by the Borrowers jointly and severally within five (5) days after receipt of a written demand therefor from the Administrative Agent.

“Commitment Percentage”:  as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments at such time (or at any time after the Commitments shall have expired or terminated, the Commitment Percentage shall be determined based upon the Commitments most recently in effect, giving effect to any assignments).

“Commitment Period”:  the period from and including the date hereof to but not including the Termination Date.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  has the meaning assigned to such term in subsection 5.2(b).

“Computation Date”:  has the meaning assigned to such term in subsection 2.6(a).

“Consolidated Capitalization”:  at any date, the sum of (a) Net Consolidated Debt and (b) shareholders’ equity for the Company and its Subsidiaries on such date determined on a consolidated basis in accordance with GAAP.

 “Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convertible Notes”:  those certain 4.00% Convertible Junior Subordinated Debentures due 2047 issued pursuant to that certain First Supplemental Indenture dated March 14, 2007 between the Company and U.S. Bank, National Association, as Trustee.

“Costs”:  has the meaning assigned to such term in subsection 2.16(d).

“Daily LIBOR Rate”:  for any day, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1%) (a) the Published Rate by (b) a number equal to 1.00 minus the Eurocurrency Rate Reserve Percentage on such day.  The Published Rate shall be adjusted as of each Business Day based on changes in the Published Rate or the Eurocurrency Reserve Percentage without notice to the Borrowers, and shall be applicable from the effective date of any such change.

“Default”:  any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition precedent therein set forth, has been satisfied.

“Defaulting Lender”:  any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Revolver Loans or participations in Letters of Credit or Swing Line Loans within three Business Days of the date required to be funded by it hereunder, unless, in the case of clause (a) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Borrowers, the Administrative Agent, any Issuing Lender, the Swing Line Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolver Loans or participations in then outstanding Letters of Credit and Swing Line Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors, or similar Person charged with the reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors, or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment (it being understood that a Defaulting Lender shall cease to be a Defaulting Lender if the Borrowers, each Issuing Lender and the Swing Line Lender shall each agree that such Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender).

“Distribution”:  in respect of any Person, (a) dividends or other distributions on Capital Stock of such Person (except distributions in Capital Stock of such Person); (b) the redemption or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock (except when solely in exchange for Capital Stock of such Person); and (c) any payment on account of, or the setting apart of any assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any share of any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock.

“Dollar Equivalent”:  with respect to any amount of any currency, the Equivalent Amount of such currency expressed in Dollars.

“Dollar Equivalent Facility Usage”:  at any time the sum of (a) the Dollar Equivalent amount of all Revolver Loans and the aggregate amount of all Swing Line Loans then outstanding, and (b) the Letter of Credit Obligations then outstanding.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Borrower”:  any Borrower that is not a Foreign Borrower.

“EBIT”:  for any period, consolidated net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) extraordinary or unusual losses or other losses not incurred in the ordinary course of business, (d) any non-cash charge against consolidated net income required to be recognized in connection with the issuance of capital stock to employees (whether upon lapse of vesting restrictions, exercise of employee options or otherwise) and (e) any non-cash charge against consolidated net income required to be recognized in connection with employee pension plans, in each case to the extent included in the calculation of consolidated net income, less (f) extraordinary or unusual gains or other gains not incurred in the ordinary course of business included in the calculation of consolidated net income, in each case determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP for such period; provided that, if at any time during such period the Company or any of its Subsidiaries shall have sold or otherwise divested any material assets or stock in any Subsidiary, the net income or loss of such Subsidiary or attributable to such assets and any gain or loss from such sale or disposition shall also be excluded from consolidated net income and no adjustments in respect thereof shall be made pursuant to clauses (a) through (e) above.

“EBITDA”:  for any period, EBIT plus, to the extent deducted in calculating EBIT, the sum of depreciation and amortization, in each case determined for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP for such period; provided that, if at any time during such period the Company or any of its Subsidiaries shall have sold or otherwise divested any material assets or stock in any Subsidiary, the net income or loss of such Subsidiary or attributable to such assets and any gain or loss from such sale or disposition shall, as provided above in the definition of EBIT, be excluded from EBIT and no adjustments shall be made to add back to EBIT depreciation and amortization relating to such sold or otherwise divested assets.  As used in the definition of Modified EBITDA and Adjusted EBITDA, EBITDA shall also be determined for any Person who has (or whose assets have) been acquired by the Company or a Subsidiary thereof to the extent provided in such definitions.

“Environmental Laws”:  any and all Federal, state, local, municipal or foreign laws, rules, orders, regulations, statutes, ordinances, codes, decrees or binding requirements of any Governmental Authority, or binding Requirement of Law regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.

“Equivalent Amount”:  at any time, as determined by the Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”), the amount of such Equivalent Currency converted from such Reference Currency using the average spot rate quoted to the Administrative Agent (based on the market rates then prevailing and available to the Administrative Agent) or the commercial market rate of exchange, as determined by the Administrative Agent, for the sale of such Equivalent Currency for such Reference Currency at a time determined by the Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.

“Equivalent Currency”:  has the meaning assigned to such term in the definition of Equivalent Amount.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations issued thereunder by the Department of Labor or PBGC.

“Euro”:  lawful currency of the Participating Member States.

“Eurocurrency Rate Reserve Percentage”:  as of any day, the maximum percentage (expressed as a decimal rounded upward to the nearest 1/100th of 1%) as determined by the Administrative Agent which is in effect on such day, (a) as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”) of a member bank in such System; and (b) to be maintained by a Lender as required for reserve liquidity, special deposit, or a similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (i) any category of liabilities that includes deposits by reference to which a LIBOR Rate is to be determined, or (ii) any category of extension of credit or other assets that includes Loans or Tranches to which a LIBOR Rate applies.

“European Interbank Market”:  the European interbank market for Euro operating in Participating Member States.

“Event of Default”:  any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Executive Order No. 13224”:  Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Agreement”:  the Credit Agreement, dated as of  June 4, 2010, among the Borrowers, PNC Bank, National Association, as agent, and the banks and financial institutions from time to time parties thereto, as heretofore amended, supplemented or otherwise modified.

“Exposure”:  as to any Lender at any date, an amount equal to the sum of (a) the aggregate Dollar Equivalent amount of all Revolver Loans made by such Lender then outstanding, (b) such Lender’s Commitment Percentage of the Letter of Credit Obligations then outstanding and (c) such Lender’s Commitment Percentage of the amount of the Swing Line Loans then outstanding.

“Extensions of Credit”:  the collective reference to Loans made and Letters of Credit issued under this Agreement.

“Federal Funds Effective Rate”:  for any day, the rate per annum (based on a year of three hundred sixty (360) days and actual days elapsed and rounded upward to the nearest 1/100 of one percent (1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.

“Fee Letter”:  the letter, dated March 21, 2012, from the Administrative Agent to the Company relating to the payment of certain fees and expenses in connection with the transactions contemplated hereby, as amended, supplemented or otherwise modified from time to time.

“Foreign Benefit Event”:  with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, in each case in an amount that could reasonably be expected to have a Material Adverse Effect, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments to the extent that such failure could reasonably be expected to have a Material Adverse Effect, (c) the receipt of a notice of a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, and the reasonably expected liability to the Company and its Subsidiaries could reasonably be expected to have a Material Adverse Effect, (d) the incurrence of any liability in the aggregate by the Company and its Subsidiaries under applicable law and on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein which termination or liability could reasonably be expected to have a Material Adverse Effect, or (e) the occurrence of any transaction that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any liability by the Company and its Subsidiaries or the imposition on the Company and its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of in the aggregate an amount that could reasonably be expected to have a Material Adverse Effect.

“Foreign Borrower”:  any Borrower organized under the laws of any jurisdiction other than the United States of America or one of its states, commonwealths or territories or the District of Columbia.

“Foreign Pension Plan”:  any benefit pension plan maintained by the Company or a Foreign Subsidiary that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary”:  (a) any Subsidiary organized under the laws of any jurisdiction other than the United States of America or one of its states, commonwealths or territories or the District of Columbia or (b) any Subsidiary of any Subsidiary referred to in clause (a) above.

“GAAP”:  at any time with respect to the determination of the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation, generally accepted accounting principles as in effect in the United States on the date of, or at the end of the period covered by, the financial statements from which such asset, liability, item of income, or item of expense, is derived, or, in the case of any such computation, as in effect on the date when such computation is required to be determined, consistently applied.

“Governmental Acts”:  has the meaning assigned to such term in subsection 2.8(j).

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty Obligation”:  as to any Person, any guarantee of payment or performance by such Person of any Indebtedness or other obligation of any other Person, or any agreement to provide financial assurance with respect to the financial condition, or the payment of the obligations of, such other Person (including, without limitation, purchase or repurchase agreements, reimbursement agreements with respect to letters of credit or acceptances, indemnity arrangements, grants of security interests to support the obligations of another Person, keepwell agreements and take-or-pay or through-put arrangements) which has the effect of assuring or holding harmless any third Person against loss with respect to one or more obligations of such third Person; provided, however, the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation of any Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such contingently liable Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such contingently liable Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such contingently liable Person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.  Guaranty Obligations of any Person shall include the amount of any future “earn-out” or similar payments to be made to any other Person in connection with a Permitted Acquisition whether or not the same are reflected as indebtedness on the financial statements of the contingently liable Person.

“Incremental Commitments”:  collectively, the Incremental Term Loan Commitments and the Incremental Revolver Commitments.

“Incremental Facility Amendment”:  has the meaning set forth in Section 2.14(j).

“Incremental Revolver Commitment”:  has the meaning set forth in Section 2.14(d)(i).

“Incremental Term Loan”:  has the meaning set forth in Section 2.14(e).

“Incremental Term Loan Commitment”:  has the meaning set forth in Section 2.14(e).

“Incremental Term Maturity Date”:  April 26, 2017.

“Indemnitees”:  has the meaning assigned to such term in Section 9.5.

“Indebtedness”:  of any Person at any date, without duplication:

(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business not more than 60 days overdue (or being contested in good faith) and payable in accordance with customary practices), including earn-outs and similar obligations,

(b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument,

(c) all Capital Lease Obligations of such Person,

(d) all obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person (including the undrawn stated amount of any letters of credit, acceptances and similar obligations then outstanding),

(e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof,

(f) all redemption obligations, prior to the Termination Date, in respect of Redeemable preferred stock of such Person,

(g) net liabilities of such Person under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements, netting agreements and other hedging agreements or arrangements (calculated on a basis satisfactory to the Administrative Agent and in accordance with accepted practice),

(h) withdrawal liabilities of such Person or any Commonly Controlled Entity under a Plan, and

(i) all Guaranty Obligations of such Person with respect to liabilities of a type described in any of clauses (a) through (h) of this definition.

The Indebtedness of any Person shall include any Indebtedness of any partnership in which such Person is the general partner.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  has the meaning ascribed thereto in Section 3.16.

“Interest Coverage Ratio”:  for any period, the ratio of (a) EBIT to (b) interest expense, in each case for the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date”:  (a) as to any Base Rate Loan or Swing Line Loan, the last day of each calendar quarter while such Loan is outstanding, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any LIBOR Loan having an Interest Period longer than three months, the day which is (i) three months after the first day of such Interest Period and (ii) the last day of such Interest Period, (d) as to any Revolver Loan, in addition to the foregoing, the Termination Date and (e) as to any Swing Line Loan, in addition to the foregoing, the earlier of the Swing Line Prepayment Date for such Swing Line Loan and the Termination Date.

“Interest Period”:  with respect to any LIBOR Loan:

(a)           initially the period commencing on the borrowing or continuation date, as the case may be, with respect to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrowers in their Notice of Borrowing given with respect thereto, provided that the only Interest Period available for Optional Currency Loans shall be one month; and

(b)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrowers by irrevocable notice to the Administrative Agent in a Notice of Borrowing not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided, that the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iii) no Interest Period shall extend beyond the Termination Date.

“Investments”:  investments (by loan or extension of credit, purchase, advance, guaranty, capital contribution or otherwise), whether or not made in cash, by delivery of Property or otherwise, by any of the Company or any Subsidiary (a) in any Person, whether by acquisition of stock or other ownership interest, indebtedness or other obligation or security, or by loan, advance or capital contribution or (b) in any Property, or any agreement to do any of the foregoing.

“ISP98”:  as defined in Section 2.8(a).

“Issuing Lender”:  any Lender (including an Alternate Issuing Lender) that has issued an Other Letter of Credit or may from time to time issue a Letter of Credit in accordance with the provisions of Section 2.8 of this Agreement.

“Joinder and Assumption Agreement”:  a Joinder and Assumption Agreement substantially in the form of Exhibit D hereto pursuant to which a Subsidiary shall join this Agreement and other Loan Documents, as amended, supplemented or otherwise modified from time to time.

“Law”:  any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Governmental Authority.

“Lead Arranger”:  PNC Capital Markets LLC, in its capacity as Lead Arranger.

“Lending Office”:  the lending office(s) of the Lenders (or their Affiliates) set forth on Schedule I hereto or notice of which has been given to the Administrative Agent in accordance with the provisions of this Agreement.

“Letter of Credit Coverage Requirement”:  with respect to each Letter of Credit at any time, 102% of the maximum amount available to be drawn thereunder at such time (determined without regard to whether any conditions to drawing could be met at such time).

“Letter of Credit Fee”:  has the meaning assigned to that term in subsection 2.8(b).

“Letter of Credit Fee Rate”:  on any date, the percentage per annum set forth below opposite the Total Leverage Ratio shown on the last Compliance Certificate delivered by the Borrowers to the Administrative Agent pursuant to subsection 5.2(b) prior to such date:

Level	Total Leverage Ratio	Letter of Credit Fee Rate
I	Less than or equal to 1.50 to 1.0	1.25%
II	Greater than 1.50 to 1.0 but less than or equal to 2.00 to 1.0.	1.50%
III	Greater than 2.00 to 1.0 but less than or equal to 2.50 to 1.0	1.75%
IV	Greater than 2.50 to 1.0 but less than or equal to 3.00 to 1.0	2.00%
V	Greater than 3.00 to 1.0	2.25%

; provided, however, that (i) adjustments, if any, to the Letter of Credit Fee Rate resulting from a change in the Total Leverage Ratio shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 5.2(b), (ii) in the event that no Compliance Certificate has been delivered for a fiscal quarter prior to the last date on which it can be delivered without violation of subsection 5.2(b), the Letter of Credit Fee Rate from such date until such Compliance Certificate is actually delivered shall be that applicable under Level V, (iii) in the event that the actual Total Leverage Ratio for any fiscal quarter is subsequently determined to be greater than that set forth in the Compliance Certificate for such fiscal quarter, the Letter of Credit Fee Rate shall be recalculated for the applicable period based upon such actual Total Leverage Ratio and (iv) anything in this definition to the contrary notwithstanding, until receipt by the Administrative Agent of the Compliance Certificate for the fiscal quarter ending March 31, 2012, the Letter of Credit Fee Rate shall be that applicable under Level II.  Any additional fees on the Letters of Credit resulting from the operation of clause (iii) above shall be payable by the Borrowers jointly and severally to the Lenders within five (5) days after receipt of a written demand therefor from the Administrative Agent.

“Letter of Credit Obligations”:  at any time, an amount equal to the sum of the Dollar Equivalent amount of (a) 100% of the maximum amount available to be drawn under all Letters of Credit outstanding at such time (determined without regard to whether any conditions to drawing could be met at such time) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 2.8(d)(i).

“Letter of Credit Participant”:  in respect of each Letter of Credit, each Lender (other than the Issuing Lender of such Letter of Credit) in its capacity as the holder of a participating interest in such Letter of Credit.

“Letters of Credit”:  collectively, the Other Letters of Credit and any letter(s) of credit issued by an Issuing Lender under Section 2.8, as amended, supplemented, or otherwise modified from time to time.

“LIBOR Loan”:  any Loan (other than a Swing Line Loan) bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate”:

(a)           with respect to Loans in Dollars comprising any Tranche to which the LIBOR Rate applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upward, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or such other substitute Bloomberg page that displays rates at which Dollar deposits are offered by leading banks in the London interbank deposit market) or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which Dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), in either case, at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to the principal amount to such Tranche and having a borrowing date and a maturity comparable to the Interest Period for such Tranche; provided, however, if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error), as determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) by (ii) a number equal to 1.00 minus the Eurocurrency Rate Reserve Percentage.  Such LIBOR Rate may also be expressed by the following formula:

London interbank offered rate
quoted by Bloomberg
LIBOR Rate =	or appropriate successor as shown on Bloomberg Page BBAM1 1.00 - Eurocurrency Rate Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any LIBOR Loan in Dollars outstanding on the effective date of any change in the Eurocurrency Rate Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrowers of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

(b)           with respect to Loans in an Optional Currency other than Euro comprising any Tranche to which the LIBOR Rate applies for any Interest Period, the interest rate per annum determined by Administrative Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which deposits in the relevant Optional Currency are offered by leading banks in the Relevant Interbank Market), or the rate which is quoted by an Alternate Source, at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period as the Relevant Interbank Market offered rate for deposits in the relevant Optional Currency for an amount comparable to the principal amount of such LIBOR Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Eurocurrency Rate Reserve Percentage.  Such LIBOR Rate may also be expressed by the following formula:

Relevant Interbank Market offered rate quoted by
Bloomberg or appropriate successor as shown on
LIBOR Rate =                        Bloomberg Page BBAM1
1.00 – Eurocurrency Rate Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any LIBOR Loan that is outstanding on the effective date of any change in the Eurocurrency Rate Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrowers of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.  The LIBOR Rate for any LIBOR Loans shall be based upon the LIBOR Rate for the currency in which such LIBOR Loans are requested.

(c)           with respect to any Loans denominated in Euro comprising any Tranche to which the LIBOR Rate applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which deposits in Euro are offered by leading banks in the Relevant Interbank Market) or the rate which is quoted by an Alternate Source, at approximately 11:00 a.m., Brussels time, two (2) TARGET Days prior to the first day of such Interest Period as the Relevant Interbank Market offered rate for deposits in Euro for an amount comparable to the principal amount of such LIBOR Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Eurocurrency Rate Reserve Percentage.  Such LIBOR Rate may also be expressed by the following formula:

London interbank offered rate quoted by
Bloomberg or appropriate successor as shown on
LIBOR Rate =                        Bloomberg Page BBAM1
1.00 – Eurocurrency Rate Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any LIBOR Loan that is outstanding on the effective date of any change in the Eurocurrency Rate Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrowers of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.  The LIBOR Rate for any LIBOR Loans shall be based upon the LIBOR Rate for the currency in which such LIBOR Loans are requested.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”:  this Agreement, the Notes, the Joinder and Assumption Agreements, the Sharing Agreement and the Applications, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and “Loan Document” shall mean any of the Loan Documents.

“Loans”:  the collective reference to the Revolver Loans and the Swing Line Loans.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company and the other Borrowers to perform their obligations under this Agreement, the Notes or any other Loan Document or (c) the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphynels, and ureaformaldehyde insulation.

Modified EBITDA”:  for any period of four consecutive fiscal quarters (each a “Reference Period”), EBITDA for such Reference Period; provided that, if at any time during such Reference Period, the Company or any of its Subsidiaries shall have acquired the stock or material assets of any Person in an Acquisition, then (a) to the extent that the Adjusted EBITDA of such acquired Person or attributable to such acquired assets shall be ten percent (10%) or less of Modified EBITDA for the most recent Reference Period ending on or prior to the date of such Acquisition for which financial statements have theretofore been delivered to the Lenders pursuant to Section 5.1, Modified EBITDA shall include such Adjusted EBITDA as if the Acquisition occurred on the first day of such Reference Period, so long as a Responsible Officer shall furnish to each Lender a certificate showing in reasonable detail by fiscal quarter the calculation of such Adjusted EBITDA and (b) to the extent that the Adjusted EBITDA of such acquired Person or attributable to such acquired assets shall be more than ten percent (10%) of Modified EBITDA for the most recent Reference Period ending on or prior to the date of such Acquisition for which financial statements have theretofore been delivered to the Lenders pursuant to Section 5.1, Modified EBITDA shall include such Adjusted EBITDA as if the Acquisition occurred on the first day of such Reference Period, so long as (i) the Lenders shall have received financial statements of such acquired Person (or relating to such acquired assets) audited by an independent nationally recognized accounting firm for the prior two (2) most recently ended fiscal years for which financial statements are available prepared on a GAAP basis (or other basis acceptable to the Administrative Agent) or an independent third-party due diligence report for such acquired Person (or relating to such acquired assets) in form and substance acceptable to the Administrative Agent and (ii) a Responsible Officer shall furnish to each Lender a certificate showing in reasonable detail by each fiscal quarter the calculation of such Adjusted EBITDA.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Consolidated Debt”:  at any date, the difference between (a) without duplication, the aggregate of all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis (including the current portion thereof and the undrawn stated amount of any letters of credit then outstanding), other than (but only to the extent that the following would not be included on a consolidated balance sheet of the Company and its Subsidiaries at such date):  (i) earn-outs or similar obligations, (ii) Indebtedness described in clauses (g) and (h) of the definition of “Indebtedness”, and (iii) Guaranty Obligations in respect of the Indebtedness described in clauses (i) and (ii) above and (b) the aggregate amount of cash and cash equivalents held by the Company and its Subsidiaries on such date determined on a consolidated basis in accordance with GAAP.

“New Material Domestic Subsidiary”:  as defined in Section 5.9.

“New Provisions”:  has the meaning assigned to such term in Section 5.11.

“New Revolving Credit Lender Joinder”:  has the meaning assigned to such term in subsection 2.14(d)(i).

“Note Purchase Agreements”:  collectively, (a) that certain Note Purchase Agreement dated as of July 28, 2005 (as it may be amended, modified, supplemented or restated from time to time) pursuant to which Company issued its Floating Rate Series A Senior Notes due July 28, 2012, in the aggregate principal amount of $50,000,000 and its Floating Rate Series B Senior Notes due July 28, 2015, in the aggregate principal amount of $25,000,000, and (b) that certain Note Purchase Agreement, dated as of February 27, 2006 (as it may be amended, modified, supplemented or restated from time to time), pursuant to which the Company issued its 4.215% Series A Senior Notes due February 27, 2013, in the aggregate principal amount of €20,374,898.13 and its 4.38% Series B Senior Notes due February 27, 2016, in the aggregate principal amount of €61,124,694.38.

“Notes”:  the Revolver Notes and the Swing Line Note.

“Notice of Borrowing”:  with respect to a Loan of any Type, a notice from the Borrowers in respect of such Loan, containing the information in respect of such Loan and delivered to the Administrative Agent, in the manner and by the time specified pursuant to the terms hereof.  A form of the Notice of Borrowing for Loans is attached hereto as Exhibit C.

“Obligations”:  collectively, (a) all Reimbursement Obligations and all unpaid principal of and accrued and unpaid interest on (including, without limitation, any interest accruing subsequent to the commencement of a bankruptcy, insolvency or similar proceeding with respect to any Borrower, whether or not such interest constitutes an allowed claim in such proceeding) the Loans, (b) all accrued and unpaid fees arising or incurred under this Agreement or any other Loan Document, (c) any other amounts due hereunder or under any of the other Loan Documents, including all reimbursements, indemnities, fees, costs, expenses, prepayment premiums, break-funding costs and other obligations of any Borrower to the Administrative Agent, any Lender or any indemnified party hereunder or thereunder, (d) any obligations owed by any Borrower to any Lender or to any Affiliate of any Lender pursuant to a interest rate cap agreement, interest rate swap agreement, foreign currency exchange agreement, netting agreement or other hedging agreement or arrangement, and (e) all out-of-pocket costs and expenses incurred by the Administrative Agent and the Lenders in connection with this Agreement and the other Loan Documents, including but not limited to the reasonable fees and expenses of the Administrative Agent’s counsel and each Lender’s counsel, which the Borrowers are responsible to pay pursuant to the terms of this Agreement and/or the other Loan Documents.

“Offered Amount”:  has the meaning assigned to such term in subsection 2.14(d)(i).

“Optional Currency”:  each of the following currencies:  British Pounds Sterling, Euros, Japanese Yen, Danish Krone, Singapore Dollars and any other currency approved by Administrative Agent pursuant to subsection 2.6(d).

“Original Currency”:  has the meaning assigned to such term in Section 2.19.

“Other Agents”:  the collective to the Agents other than the Administrative Agent.

“Other Currency”:  has the meaning assigned to such term in Section 2.19.

“Other Letters of Credit”:  the collective reference to the letters of credit described on Schedule III hereto, as each such letter of credit may be amended, supplemented or otherwise modified from time to time.

“Other Taxes”:  has the meaning assigned to such term in subsection 2.17(b).

“Participant”:  has the meaning assigned to such term in subsection 9.6(f).

“Participating Member State”:  any member State of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition”:  an acquisition by a Borrower of the stock or assets of a Person in a similar or related line of business to such Borrower, provided that:  (a) at the time that any definitive agreement is entered into in respect of such acquisition, no Default or Event of Default shall exist or would exist if such acquisition were consummated on such date,  (b) at the time of and after giving effect to such acquisition, the Total Leverage Ratio on a proforma basis shall be less than or equal to 3.25 to 1.00, and (c) with respect to any acquisition in which the aggregate consideration paid by the Borrowers and their Subsidiaries (including payments under non-compete arrangements and assumption of debt) exceeds $40,000,000, no less than five (5) days prior to consummating any such acquisition, the Borrowers shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying to the Administrative Agent and the Lenders that no Default or Event of Default exists or would exist if such acquisition were consummated on such date and demonstrating compliance with clause (b) above.  In determining whether the Total Leverage Ratio on a pro forma basis shall be less than or equal to 3.25 to 1.00 after giving effect to a proposed acquisition (I) Total Debt shall be Total Debt on the date of and after giving effect to such acquisition and any Indebtedness incurred to finance such acquisition, and (II) Modified EBITDA shall be for the four consecutive fiscal quarters ending on the last day of the immediately preceding fiscal quarter for which the Lenders have received financial statements under subsection 5.1(a) or (b) and the historical EBITDA (on a GAAP basis) of the Person who is being acquired, or attributable to the assets being acquired, shall be considered to the extent, if any, provided in the definition of Modified EBITDA.

“Permitted Liens”:  (a)  any Liens for current taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by the Company or any Subsidiary by appropriate proceedings and for which adequate reserves have been established by the Company and its Subsidiaries on a consolidated basis as reflected in its financial statements;

(b)           any mechanic’s, landlord’s, materialman’s, carrier’s, warehousemen’s or similar Liens for sums not yet due or being contested in good faith by the Company or any Subsidiary by appropriate proceedings and for which adequate reserves have been established by the Company and its Subsidiaries on a consolidated basis as reflected in its financial statements;

(c)           easements, rights-of-way, restrictions and other similar encumbrances on the real property or fixtures of the Company or any Subsidiary incurred in the ordinary course of business which individually or in the aggregate are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any Subsidiary;

(d)           Liens (other than Liens imposed on any property of the Borrowers or any Commonly Controlled Entity pursuant to ERISA or Section 412 of the Code) incurred or deposits made in the ordinary course of business, including Liens in connection with workers’ compensation, unemployment insurance and other types of social security and Liens to secure performance of tenders, statutory obligations, surety and appeal bonds, bids, leases that are not Capital Leases, performance bonds, sales contracts and other similar obligations, in each case, not incurred in connection with the obtaining of credit or the payment of a deferred purchase price, and which do not, in the aggregate, result in a Material Adverse Effect;

(e)           Liens on tangible property (or any improvement thereon) acquired or constructed by the Company or any Subsidiary after the Closing Date to secure Indebtedness of the Company or such Subsidiary incurred in connection with such acquisition or construction; provided that:

(i)           no such Lien shall extend to or cover any property other than the property (or improvement thereon) being acquired or constructed;

(ii)           the principal amount of the Indebtedness secured by any such Lien, together with the aggregate principal amount of all other Indebtedness secured by Liens on such property, shall not exceed the lesser of (A) an amount equal to the fair market value (as determined in good faith by the Board of Directors of the Company) of such property so acquired or constructed and (B) the cost to the Company or such Subsidiary of such property (or improvement thereon) so acquired or constructed; and

(iii)           such Lien shall be created concurrently with or within 120 days after such acquisition or the substantial completion of such construction;

(f)           Liens existing on real property or equipment of a Subsidiary which Lien existed at the time of the acquisition of such Subsidiary and, for a period of ninety (90) days from the date of acquisition of such Subsidiary, Liens upon any other personal property of such Subsidiary;

(g)           Liens existing upon the date hereof as set forth in Schedule II hereto;

(h)           judgment and other similar Liens arising in connection with court proceedings, in existence less than thirty (30) days after entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and the claims secured thereby are being actively contested in good faith and by appropriate legal proceedings;

(i)           Liens in favor of any governmental agency or authority for the purpose of financing, through industrial revenue bonds or notes, the construction, acquisition or purchase of facilities, or machinery, equipment or other assets, or of any air, water or solid waste pollution control facilities to be used in connection with any such property;

(j)           other Liens incidental to the conduct of the Borrowers’ or their Subsidiaries’ businesses conducted in the ordinary course (including without limitation, Liens on goods securing trade letters of credit issued in respect of importation of goods in the ordinary course of business) or the ownership of any Borrower’s or its Subsidiaries’ property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of such Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in its business;

(k)           Liens in favor of the Company or another Borrower on the assets of any of its Subsidiaries;

(l)           Liens on assets of Foreign Subsidiaries securing Indebtedness in an aggregate principal amount not to exceed at any time $15,000,000;

(m)           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposits in one or more accounts maintained by the Company or any Subsidiary arising in the ordinary course of business from netting services, overdraft protection, cash management obligations and otherwise in connection with the maintenance of deposit, securities and commodities accounts;

(n)           Liens on the assets of any Securitization Subsidiary securing Indebtedness incurred under a Permitted Securitization Facility; and

(o)           Liens not otherwise permitted above securing Indebtedness in an amount not to exceed $1,000,000 in the aggregate at any time outstanding.

“Permitted Securitization Facility”:  any program, the aggregate principal amount of which does not exceed $100,000,000 providing for (a) the sale, contribution and/or transfer to a Securitization Subsidiary, in one or more related and substantially concurrent transactions, of accounts receivable and related rights of the Borrowers or any Subsidiary thereof in transactions intended to constitute (and, unless otherwise agreed by the Administrative Agent, opined by outside legal counsel reasonably satisfactory to the  Administrative Agent in connection therewith to constitute) true sales or true contributions to such Securitization Subsidiary and (b) the provision of financing secured by the assets so sold, whether in the form of secured loans or the acquisition of undivided interests in such assets.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock”:  in respect of any corporation, shares of Capital Stock of such corporation that are entitled to preference or priority over any other shares of the Capital Stock of such corporation in respect of payment of dividends or distribution of assets upon liquidation.

“Prime Rate”:  the rate of interest per annum publicly announced from time to time by PNC Bank, National Association as its prime rate in effect at its Principal Office, which rate may not be the lowest rate then being charged to commercial borrowers by PNC Bank, National Association; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective.

“Principal Office”:  the main banking office of the Administrative Agent in Philadelphia, Pennsylvania; provided that, when used in connection with an Issuing Lender, Principal Office shall mean the office designated by such Issuing Lender for such purpose, which in the case of PNC Bank, National Association, shall be its main office in Philadelphia, Pennsylvania unless otherwise designated.

“Priority Debt”:  at any time, without duplication (a) all Indebtedness and Preferred Stock of Subsidiaries (other than (i) Indebtedness of any Subsidiary owed to, or Preferred Stock of any Subsidiary held by, the Company, or any Wholly-Owned Subsidiary, and (ii) Indebtedness of any Subsidiary which is a Domestic Borrower so long as the holder of such Indebtedness is a party to the Sharing Agreement with respect to such Indebtedness), plus (b) all Indebtedness of a Subsidiary secured by a Lien permitted under clause (g) of the definition of Permitted Lien plus (c) all other “Priority Debt” (as defined in any Note Purchase Agreement and/or any other agreements evidencing Indebtedness).

“Properties”:  the collective reference to the facilities and properties owned, leased or operated by the Company or any of its Subsidiaries.

“Proposed New Lender”:  a Proposed New Revolving Credit Lender or a Proposed New Term Loan Lender.

“Proposed New Revolving Credit Lender”:  has the meaning assigned to such term in subsection 2.14(d)(i).

“Proposed New Term Loan Lender”:  has the meaning assigned to such term in subsection 2.14(e).

“Published Rate”:  the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one-month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one-month period as published in another publication determined by the Administrative Agent).

“Purchasing Lender”:  has the meaning assigned to such term in subsection 9.6(b).

“Redeemable”:  with respect to the preferred stock of any Person, each share of such Person’s preferred stock that is:  (a) redeemable, payable or required to be purchased or otherwise retired or extinguished or convertible into debt of such Person (i) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (ii) at the option of any Person other than such Person, or (iii) upon the occurrence of a condition not solely within the control of such Person; or (b) convertible into other Redeemable preferred stock of such Person.

“Reference Currency”:  has the meaning assigned to such term in the definition of Equivalent Amount.

“Regulations T, U and X”:  Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. part 220 etseq., 12 C.F.R. Part 221 etseq. and 12 C.F.R. Part 224 etseq., respectively), as such regulations are now in effect and as may hereafter be amended.

“Reimbursement Obligation”:  in respect of each Letter of Credit, the obligation of the Borrowers to reimburse the applicable Issuing Lender for all drawings made thereunder in accordance with subsection 2.8(d)(i) and the Application related to such Letter of Credit for amounts drawn under such Letter of Credit.

“Related Parties”:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Interbank Market”:  in relation to Euro, the European Interbank Market and, in relation to any other currency, the London interbank market.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c)(1), (2), (4), (5), (6), (10) and (13) of ERISA.

“Requested Revolver Increase”:  has the meaning assigned to such term in subsection 2.14(d)(i).

“Required Lenders”:  at any time, those non-Defaulting Lenders holding (a) more than 50% of the Commitments of all such non-Defaulting Lenders or (b) in the event the Commitments shall have expired or been terminated, more than 50% of the Total Exposure of such non-Defaulting Lenders; provided that at any time that there are only two Lenders both of which are non-Defaulting Lenders, Required Lenders shall mean both such Lenders.

“Requirement of Law”:  as to any Person, the Articles or Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  with respect to any Borrower, the chief executive officer, president, treasurer, controller or chief financial officer of such Borrower.  Unless otherwise qualified, all references to a “Responsible Officer” in this Agreement shall refer to a Responsible Officer of the Company.

“Revolver Loans”:   has the meaning assigned to such term in subsection 2.1(a).

“Revolver Note”:  has the meaning assigned to such term in Section 2.3, as the same may be amended, supplemented or otherwise modified from time to time.

“Revolving Credit Increase Date”:  has the meaning assigned to such term in Section 2.14(d)(ii).

“Securitization Subsidiary”:  a special purpose, bankruptcy remote, Wholly-Owned Subsidiary formed in connection with a Permitted Securitization Facility.

“Sharing Agreement”:  the Sharing Agreement, dated as of April 27, 2012, among the Lenders, the Administrative Agent and the holders of certain notes of the Company, substantially in the form of Exhibit F hereto as the same may be amended, supplemented or otherwise modified from time to time.

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Subordinated Debt”:  on any date (a) the outstanding Convertible Notes and (b) all other Indebtedness of the Company and its Subsidiaries at such date which is subordinated to the Obligations in a manner satisfactory to the Administrative Agent, including that (i) no portion of the principal of such Indebtedness shall be payable prior to three hundred sixty (360) days after the Termination Date, (ii) such Indebtedness shall be unsecured and (iii) the financial and other covenants for such Indebtedness are no more restrictive than those contained in this Agreement.

“Subsidiary”:  as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only be reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Swing Line Commitment”:  the obligation of the Swing Line Lender to make Swing Line Loans in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite the Swing Line Lender’s name on Schedule I hereto under the caption “Swing Line Commitment”, as the same may be changed from time to time in accordance with the provisions of this Agreement and/or any applicable Assignment and Assumption.

“Swing Line Lender”:  PNC Bank, National Association, and any successor thereto, or any other Lender to which the Swing Line Commitment is assigned pursuant to Section 9.6.

“Swing Line Loan”:  has the meaning assigned to such term in subsection 2.1(c)(i).

“Swing Line Note”:  has the meaning assigned to such term in subsection 2.1(c)(iii).

“Swing Line Prepayment Date”:  has the meaning assigned to such term in subsection 2.1(c)(iv).

“Syndication Agents”:  Bank of America, N.A., Citizens Bank of Pennsylvania, Wells Fargo Bank, National Association and U.S. Bank, National Association, in their capacities as Syndication Agents.

“TARGET2”:  the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“TARGET Day”:  any day on which TARGET2 is open for the settlement of payment in Euro.

“Taxes”:  has the meaning assigned to such term in Section 2.17.

“Term Loan Increase Date”:  with respect to any Incremental Term Loan Commitment, the date upon which such Incremental Term Loan Commitment shall become effective and the Incremental Term Loan thereunder shall be made, which date shall be reasonably acceptable to the Administrative Agent, the Borrowers and the applicable Incremental Term Loan Lender.

“Termination Date”:  the earlier of (a) April 26, 2017 and (b) the date the Commitments are terminated as provided herein.

“Total Commitments”:  at any time, the aggregate amount of the Commitments of all of the Lenders at such time.

“Total Debt”:  at any date, the aggregate of all Indebtedness of the Company and its Subsidiaries at such date determined on a consolidated basis (including the current portion thereof and the undrawn stated amount of any letters of credit then outstanding), other than (but only to the extent that the following would not be included on a consolidated balance sheet of the Company and its Subsidiaries at such date):  (a) earn-outs or similar obligations, (b) Indebtedness described in clauses (g) and (h) of the definition of “Indebtedness”, and (c) Guaranty Obligations in respect of the Indebtedness described in clauses (a) and (b) above.

“Total Exposure”:  at any time, the aggregate amount of the Lenders’ Exposure at such time.

“Total Leverage Ratio”:  on any date, the ratio of (a) Total Debt on such date, to (b) Modified EBITDA for the period of four (4) consecutive fiscal quarters ending on such date.

“Tranche”:  specified portions of Loans outstanding as follows:  (a) any Revolver Loans to which a LIBOR Rate applies which become subject to the same LIBOR Rate under the same Notice of Borrowing and which have the same Interest Period, which are denominated either in Dollars or in the same Optional Currency shall constitute one Tranche, and (b) all Revolver Loans to which the Base Rate applies shall constitute one Tranche.

“Type”:  when used in respect of any Loan, shall refer to the Rate by reference to which interest on such Loan is determined.  For purposes hereof, “Rate” shall include the LIBOR Rate and the Base Rate.

“Unpaid Minimum Required Contribution”:  any unpaid minimum required contribution as defined in Section 4971(c)(4) of the Code.

“Unused Commitment”:  as to any Lender at any particular time, an amount equal to the excess, if any, of the Commitment of such Lender at such time over the Total Exposure of such Lender at such time; provided, that, for purposes of calculating the Commitment Fee pursuant to Section 2.7(a) payable by the Borrowers (a) with respect to all Lenders other than the Swing Line Lender, the aggregate principal amount of the Swing Line Loans outstanding at such time shall be considered zero and (b) with respect to the Swing Line Lender, the Total Exposure of such Lender shall include all of the Swing Line Loans outstanding at such time as opposed to its Commitment Percentage of such amount.

“USA Patriot Act”:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be renewed, extended, amended or replaced.

“Voting Stock”:  Capital Stock of any class or classes of a Person the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors (or Persons performing similar functions).

“Withdrawal Liability”:  “withdrawal liability”, as defined in Section 4201 of ERISA.

“Wholly-Owned Subsidiary”:  at any time, any Subsidiary, one hundred percent (100%) of all of the equity securities (except directors’ qualifying shares) and Voting Stock of which are owned by any one or more of the Company and its other Wholly-Owned Subsidiaries at such time.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the Notes and the other Loan Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principals of consolidation where appropriate).  Notwithstanding the foregoing, if the Borrowers’ Representative notifies the Administrative Agent in writing that the Borrowers wish to amend any covenant in Section 6.1 of this Agreement, any related definition and/or the definition of the term Total Leverage Ratio for purposes of interest and commitment fee determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such covenant and/or interest or commitment fee determinations (or if the Administrative Agent notifies the Borrowers’ Representative in writing that the Required Lenders wish to amend Section 6.1, any related definition and/or the definition of the term Total Leverage Ratio for purposes of interest and commitment fee determinations to eliminate the effect of any such change in GAAP), then the Borrowers’ compliance with such covenant and/or the definition of the term Total Leverage Ratio for purposes of interest and commitment fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to the Borrowers and the Required Lenders, and the Company shall provide to the Administrative Agent, when it delivers its financial statements pursuant to Section 5.1(a) and (b) of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

(i) References to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(ii) The section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect.

(iii) Reference to any Person includes such Person’s successors and assigns.

(iv) Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated.

(v) Relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”.

(vi) Unless the context requires otherwise any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(vii) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(viii) A time of day shall be construed as a reference to Philadelphia, Pennsylvania time, unless otherwise stated.

SECTION 2.                             LOANS AND TERMS OF COMMITMENTS

2.1 The Loans.

(a) Revolver Loans.  Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in either Dollars or one or more Optional Currencies (the “Revolver Loans”) to the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender’s Commitment; provided, that (i) after giving effect to each such Revolver Loan, the aggregate Dollar Equivalent principal amount of outstanding Revolver Loans made by such Lender shall not exceed (x) such Lender’s Commitment minus (y) the sum of such Lender’s Commitment Percentage of the principal amount of Swing Line Loans and the Letter of Credit Obligations then outstanding, and (ii) no Revolver Loan to which the Base Rate applies shall be made in an Optional Currency.  The Commitments may be terminated or reduced from time to time pursuant to Section 2.14.  Within the foregoing limits, the Borrowers may during the Commitment Period borrow, repay and reborrow under the Commitments, subject to and in accordance with the terms and limitations hereof.  Subject to Section 2.22(a), the obligation of the Borrowers to repay the Revolver Loans is joint and several.

(b) Type of Loans.  The Revolver Loans may from time to time be (i) LIBOR Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.4 and 2.5; provided, that no Loan shall be made as a LIBOR Loan after the date that is one month prior to the Termination Date.

(c) Swing Line Loans.                                (i)  Subject to the terms and conditions hereof, the Swing Line Lender may in its discretion make swing line loans in Dollars (the “Swing Line Loans”) to the Borrowers from time to time during the Commitment Period in an aggregate outstanding principal amount up to the amount of the Swing Line Commitment as requested by the Borrowers and agreed to by the Swing Line Lender; provided, that, no Swing Line Loan shall be made if, after giving effect to the making of such Swing Line Loan and the simultaneous application of the proceeds thereof, (x) the aggregate principal amount of all outstanding Swing Line Loans plus the aggregate Dollar Equivalent principal amount of all outstanding Revolver Loans plus the aggregate amount of the Letter of Credit Obligations then outstanding, would exceed the Total Commitments or (y) the aggregate Dollar Equivalent principal amount of all Revolver Loans made by a Lender plus such Lender’s Commitment Percentage of the principal amount of Swing Line Loans and the Letter of Credit Obligations then outstanding would exceed its Commitment.  Within the foregoing limits, the Borrowers may during the Commitment Period borrow, repay and reborrow under the Swing Line Commitment, subject to and in accordance with the terms and limitations hereof.  Each Swing Line Loan shall be in an original principal amount of $100,000 or in integral multiples of $50,000 in excess thereof.  The interest rate for a Swing Line Loan shall be (i) the Base Rate plus the Applicable Margin for Base Rate Loans, (ii) such rate that is mutually agreed to by the Borrowers and the Swing Line Lender in writing at or prior to the time such Swing Line Loan is made or (iii) if the Cash Management Agreements (as defined in clause (vii) below) are in effect, at the LIBOR based rate (determined in accordance with the Cash Management Agreements) plus the Applicable Margin.  Interest on the Swing Line Loans shall be paid in accordance with Sections 2.9 and 2.10 hereof.  All Swing Line Loans shall be repaid on the Termination Date and as otherwise provided in this Section 2.1(c).

(ii) The Borrowers may request a Swing Line Loan to be made on any Business Day.  Each request for a Swing Line Loan shall be in the form of a Notice of Borrowing (or a request by telephone immediately confirmed in writing, it being understood that the Swing Line Lender may rely on the authority of any individual making such telephonic request without the necessity of receipt of such written confirmation) and received by the Administrative Agent not later than twelve o’clock noon (12:00). (Philadelphia time) on the Business Day such Swing Line Loan is to be made (or such later time as the Swing Line Lender shall agree), specifying in each case (i) the amount to be borrowed and (ii) the requested borrowing date.  The request for such Swing Line Loan shall be irrevocable.  Provided that all applicable conditions precedent contained herein have been satisfied, the Swing Line Lender shall, not later than 4:00 p.m., Philadelphia time, on the date specified in the Borrowers’ request for such Swing Line Loan, make such Swing Line Loan by crediting the Borrowers’ deposit account with the Swing Line Lender or as otherwise directed by the Borrowers.

(iii) The obligation of the Borrowers to repay the Swing Line Loans shall be evidenced by a promissory note of the Borrowers dated the date hereof, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment and substantially in the form of Exhibit A-2 (as amended, supplemented or otherwise modified from time to time, the “Swing Line Note”).  Subject to Section 2.22(a), the obligation of the Borrowers to repay the Swing Line Loans shall be joint and several.

(iv) The Borrowers shall have the right at any time and from time to time to prepay the Swing Line Loans, in whole or in part, without premium or penalty (but in any event subject to Section 2.18 except in the case of Swing Line Loans bearing interest based on the Base Rate), upon prior written, facsimile or telephonic notice to the Swing Line Lender given no later than 11:00 a.m., Philadelphia time, on the date of any proposed prepayment (each such date, a “Swing Line Prepayment Date”).  Each notice of prepayment shall specify the amount to be prepaid (which, except in the case of payment in full, shall be in the principal amount of $100,000 or in integral multiples of $50,000 in excess thereof), shall be irrevocable and shall commit the Borrowers to prepay such amount on such date, with accrued interest thereon and any amounts owed under Section 2.18 hereof.  Unless the Borrowers shall have notified the Administrative Agent prior to 11:00 a.m., Philadelphia time, that the Borrowers intend to prepay such Swing Line Loans with funds other than the proceeds of a Revolver Loan or shall have requested in accordance with section 2.4 hereof the making of a LIBOR Loan in Dollars to make such prepayment, the Borrowers shall be deemed to have given notice to the Administrative Agent requesting the Lenders to make Revolver Loans which shall earn interest based on the Base Rate in an aggregate amount equal to the principal amount of such Swing Line Loans being prepaid plus interest thereon, and, subject to satisfaction or waiver of the conditions specified in Section 4.2, the Lenders shall, on such Swing Line Prepayment Date, make Revolver Loans, which shall earn interest based on the Base Rate, in an aggregate amount equal to the principal amount of such Swing Line Loans plus accrued interest thereon, the proceeds of which shall be applied directly by the Administrative Agent to repay the Swing Line Lender for such Swing Line Loans plus accrued interest thereon; provided, that if for any reason the proceeds of such Revolver Loans are not received by the Swing Line Lender on such Swing Line Prepayment Date in an aggregate amount equal to the principal amount of such Swing Line Loans being prepaid plus accrued interest, the Borrowers shall reimburse the Swing Line Lender on the Business Day immediately following such Swing Line Prepayment Date, in same day funds, in a principal amount equal to the excess of the principal amount of such Swing Line Loans and accrued interest thereon over the aggregate principal amount of such Revolver Loans, if any, received.

(v) In the event the Commitments are terminated in accordance with the terms hereof, the Swing Line Commitment shall also be terminated automatically.  In the event the Borrowers reduce the aggregate Commitment of all of the Lenders to less than the Swing Line Commitment, the Swing Line Commitment shall immediately be reduced to an amount equal to the aggregate Commitment.  In the event the Borrowers reduce the aggregate Commitment to less than the outstanding principal amount of the Swing Line Loans, the Borrowers shall immediately repay the amount by which the outstanding principal amount of the Swing Line Loans exceeds the Swing Line Commitment as so reduced plus accrued interest thereon and any amounts owed under Section 2.18 hereof.

(vi) In the event that the Borrowers shall fail to repay to the Swing Line Lender (x) the outstanding Swing Line Loans together with all accrued interest thereon on the Termination Date, (y) the amount of any Swing Line Loan due on any Swing Line Prepayment Date (including accrued interest thereon), or (z) any amounts required under subsection 2.1(v), the Administrative Agent shall promptly notify each Lender of the unpaid amount of such Swing Line Loan (including accrued interest thereon) and of such Lender’s respective participation therein in an amount equal to such Lender’s Commitment Percentage of such amount.  Each Lender shall make available to the Administrative Agent for payment to the Swing Line Lender an amount equal to its respective participation therein (including, without limitation, its pro rata share of accrued but unpaid interest thereon, provided that the interest rate payable by the Lenders shall not exceed the Base Rate), in same day funds, at the office of the Administrative Agent specified in such notice.  If such notice is delivered by the Administrative Agent by 11:00 a.m., Philadelphia time, each Lender shall make funds available to the Administrative Agent on that Business Day.  If such notice is delivered after 11:00 a.m., Philadelphia time, each Lender shall make funds available to the Administrative Agent on the next Business Day.  In the event that any Lender fails to make available to the Administrative Agent the amount of such Lender’s participation in such unpaid amount as provided herein, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at a rate per annum equal to the Federal Funds Effective Rate for each day during the period between the Business Day such payment is due in accordance with the terms of this subsection 2.1(c)(vi) and the date on which such Lender makes available its participation in such unpaid amount.  The failure of any Lender to make available to the Administrative Agent its Commitment Percentage of any such unpaid amount shall not relieve any other Lender of its obligations hereunder to make available to the Administrative Agent its Commitment Percentage of such unpaid amount on the Business Day such payment is due in accordance with the terms of this subsection 2.1(c)(vi).  The Administrative Agent shall promptly distribute to each Lender which has paid all amounts payable by it under this subsection 2.1(c)(vi) with respect to the unpaid amount of any Swing Line Loan, such Lender’s Commitment Percentage of all payments received by the Administrative Agent from the Borrowers in repayment of such Swing Line Loan when such payments are received; provided, however,  that in the event that any payment received by the Lenders shall be required to be returned by the Swing Line Lender, any Lender receiving any portion of such payment shall be required to return to the Swing Line Lender such portion thereof previously distributed to it.  Notwithstanding anything to the contrary herein, each Lender which has paid all amounts payable by it under this Section 2.1(c)(vi) shall have a direct right to repayment of such amounts from the Borrowers subject to the procedures for repaying Lenders set forth in this Section 2.1(c)(vi) and the provisions of Section 9.8.

(vii) In addition to making Swing Line Loans pursuant to the foregoing provisions of this Section 2.1(c), without the requirement for a specific request from the Borrowers pursuant to subsection 2.1(c)(ii), the Swing Line Lender may make Swing Line Loans to the Borrowers in accordance with the provisions of any agreements between one or more of the Borrowers and the Swing Line Lender relating to the Borrowers’ deposit, sweep and other accounts at the Swing Line Lender and related arrangements and agreements regarding the management and investment of the Borrowers’ cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrowers’ accounts which are subject to the provisions of the Cash Management Agreements.  Swing Line Loans made pursuant to this subsection 2.1(c)(vii) in accordance with the provisions of the Cash Management Agreements shall (u) be subject to the limitations as to aggregate amount set forth in subsection 2.1(c)(i), (v) not be subject to the limitations as to individual amount set forth in subsection 2.1(c)(i), (w) be payable by the Borrowers, both as to principal and interest, at the times set forth in the Cash Management Agreements (but in no event later than the Termination Date), (x) not be made at any time after the Swing Line Lender has written notice of the occurrence and during the continuance of a Default or Event of Default, (y) if not repaid by the Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation to purchase participating interests therein pursuant to subsection 2.1(c)(vi), and (z) except as provided in the foregoing subsections (v) through (z), be subject to all of the terms and conditions of this Section 2.1(c).

(viii) The Borrowers hereby jointly and severally indemnify the Swing Line Lender, its affiliates and their respective directors, officers, agents and employees against any cost, expense (including reasonable counsel fees and expenses), claim, demand, action, loss or liability (except any of the foregoing that results from the indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Section 2.1(c) or any action taken or omitted by such indemnitees hereunder.

2.2 Nature of Lenders’ Obligations with Respect to Loans

.  Each Lender shall be obligated to participate in each request for Loans pursuant to Section 2.4 in accordance with its Commitment Percentage.  The obligations of each Lender hereunder are several.  The failure of any Lender to perform its obligations hereunder shall not affect the obligations of the Borrowers to any other party hereunder, nor shall any other party be liable for the failure of any Lender to perform its obligations hereunder.  The Lenders shall have no obligation to make Revolver Loans or Swing Line Loans on or after the Termination Date.

2.3 Notes.

(a) The Revolver Loans made by each Lender shall be evidenced by a promissory note of the Borrowers, substantially in the form of Exhibit A-1, with appropriate insertions as to payee, date and principal amount (a “Revolver Note”), payable to the order of such Lender and in a principal amount equal to the amount of the initial Commitment of such Lender; provided, however, that the principal amount of each Revolver Loan made in an Optional Currency shall be paid by the Borrowers in such Optional Currency.  Each Lender is hereby authorized to record the date, currency, Type and amount of each Revolver Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Revolver Note and in its internal records, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided, that the failure of any Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrowers hereunder or under such Revolver Note.  Each Revolver Note shall (a) be stated to mature on the Termination Date and (b) provide for the payment of interest in accordance with Sections 2.9 and 2.10.

(b) The Swing Line Loans shall be evidenced by the Swing Line Note, payable to the order of the Swing Line Lender and in a principal amount equal to the amount of the Swing Line Commitment.  The Swing Line Lender is hereby authorized to record the date, Type and amount of each Swing Line Loan made by such Lender and the date and amount of each payment or prepayment of principal thereof on the schedule annexed to and constituting a part of the Swing Line Note and in its internal records, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided, that the failure of the Swing Line Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrowers hereunder or under the Swing Line Note.  The Swing Line Note shall (a) be stated to mature on the Termination Date and (b) provide for the payment of interest in accordance with Sections 2.9 and 2.10.

2.4 Procedure for Revolver Loans.

(a) Except as otherwise provided herein, the Borrowers may from time to time prior to the Termination Date request the Lenders to make Revolver Loans by delivering to the Administrative Agent, not later than 11:00 a.m., Philadelphia time, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Loans in Dollars to which the LIBOR Rate applies and four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Loans in an Optional Currency and (ii) the Business Day of the proposed Borrowing Date with respect to the making of a Loan to which the Base Rate applies, of a duly completed Notice of Borrowing or a request by telephone immediately confirmed in writing, it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Notice of Borrowing shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate principal amount of the proposed Revolver Loans (expressed in the currency in which such Loans shall be funded) comprising each Tranche, the Dollar Equivalent amount of which shall be in integral multiples of $100,000 and not less than $3,000,000 or, if less, the maximum amount available under the Commitments; (iii) whether the LIBOR Rate or Base Rate shall apply to the proposed Loans comprising the applicable Tranche; (iv) the currency in which such Loans shall be funded if the Borrowers are electing the LIBOR Rate, (v) in the case of a Tranche to which the LIBOR Rate applies, the Interest Period for the proposed Loans comprising such Tranche, and (vi) the amount of such Loans requested to be made for the account of one or more Foreign Borrowers with the name of each such Foreign Borrower.

(b) The Administrative Agent shall, promptly after receipt by it of a Notice of Borrowing pursuant to this Section 2.4, notify the Lenders of its receipt of such Notice of Borrowing specifying:  (i) the proposed Borrowing Date and the time and method of disbursement of the Loans requested thereby; (ii) the amount, currency, and Type of each such Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Lenders of such Loans as determined by the Administrative Agent in accordance with Section 2.2.   Subject to the terms and conditions hereof, each Lender shall remit the principal amount of each Loan in the requested currency to the Administrative Agent at the Principal Office (or, with respect to Loans in an Optional Currency, such other Lending Office as the Administrative Agent shall from time to time notify such Lender) prior to 2:00 p.m., Philadelphia time (or, with respect to Loans in an Optional Currency, such other time as the Administrative Agent shall notify the Lenders), on the Borrowing Date requested by the Borrowers in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrowers by the Administrative Agent crediting the account of the Company on the books of the office specified in Section 9.2 (or, with respect to Loans in an Optional Currency, the applicable Lending Office of the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such borrowing, the Administrative Agent may assume that such Lender has made such portion available in accordance with this subsection 2.4(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount.  If and to the extent that any Lender shall not have made such Lender’s pro rata portion of such borrowing available to the Administrative Agent, such Lender and the Borrowers (without prejudice to the Borrowers’ rights against such Lender) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate, provided, that, if such Lender shall not pay such amount within three (3) Business Days of such Borrowing Date, the interest rate on such overdue amount shall, at the expiration of such three (3) Business Day period, be the rate per annum applicable to Base Rate Loans.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Revolver Loan as part of such borrowing for purposes of this Agreement.

(c) If in a Notice of Borrowing no election as to the (i) Type of Loan is specified in any such notice, then the requested Loan shall be a Base Rate Loan (unless such requested Loan is in an Optional Currency) and (ii) currency of such Loan is specified in any such notice, then the requested Loan shall be in Dollars.  If a LIBOR Loan is requested but no Interest Period with respect to such Loan is specified in any such notice, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

2.5 Conversion and Continuation Options

.   The Borrowers shall have the right at any time upon prior irrevocable notice to the Administrative Agent (i) not later than 11:00 noon, Philadelphia time, one (1) Business Day prior to conversion, to convert any LIBOR Loan to a Base Rate Loan, (ii) not later than 11:00 a.m., Philadelphia time, three (3) Business Days prior to conversion or continuation, to convert any Base Rate Loan into a LIBOR Loan or to continue any LIBOR Loan as a LIBOR Loan for any additional Interest Period and (iii) not later than 11:00 a.m. Philadelphia time, four (4) Business Days prior to continuation, to continue any LIBOR Loan denominated in an Optional Currency as a LIBOR Loan in such currency for an additional Interest Period of one month, subject in each case to the following:

(a) a LIBOR Loan may not be converted at a time other than the last day of the Interest Period applicable thereto;

(b) any portion of a Loan maturing or required to be repaid in less than one month may not be converted into or continued as a LIBOR Loan;

(c) no LIBOR Loan (other than a LIBOR Loan denominated in an Optional Currency) may be continued as such and no Base Rate Loan may be converted to a LIBOR Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined that such a continuation is not appropriate;

(d) any portion of a LIBOR Loan that cannot be converted into or continued as a LIBOR Loan by reason of subsection 2.5(b) or 2.5(c) or as to which the Borrowers have failed to give notice of conversion or continuation automatically shall in the case of a LIBOR Loan denominated in an Optional Currency be prepaid on the last day of the Interest period in effect for such Loan (subject to the provisions of subsection 2.12(c)), or in the case of any other LIBOR Loan be converted to a Base Rate Loan on the last day of the Interest Period in effect for such Loan;

(e) no LIBOR Loan denominated in an Optional Currency may be converted into a Base Rate Loan or converted into a LIBOR Loan denominated in another Optional Currency;

(f) the provisions of subsection 2.6(c) limiting under certain circumstances the continuation of LIBOR Loans denominated in an Optional Currency; and

(g) no Swing Line Loan may be a LIBOR Loan.

Each request by the Borrowers to convert or continue a Loan shall constitute a representation and warranty that no Default or Event of Default shall have occurred and be continuing.  Accrued interest on a Loan (or portion thereof) being converted shall be paid by the applicable Borrower(s) at the time of conversion.  In connection with each such conversion or continuation requested by the Borrowers, the Borrowers shall deliver to the Administrative Agent a Notice of Borrowing or shall make such request by telephone immediately confirmed in writing, it being understood that the Administrative Agent may rely on the authority of any individual making such telephonic request without the necessity of receipt of such written confirmation.

2.6 Utilization of Commitments in Optional Currencies.

(a) The Administrative Agent will determine the Dollar Equivalent amount of (i) proposed Revolver Loans denominated in an Optional Currency as of each requested Borrowing Date for any such Loans, (ii) outstanding Revolver Loans denominated in an Optional Currency as of the end of each Interest Period for any such Loans, and (iii) Letter of Credit Obligations denominated in an Optional Currency as of the last Business Day of each month (each such date under clauses (i) through (iii), a “Computation Date”).

(b) The Lenders shall be under no obligation to make the Loans requested by the Borrowers which are denominated in an Optional Currency if any Lender notifies the Administrative Agent by 5:00 p.m., Philadelphia time, three (3) Business Days prior to the Borrowing Date for such Loans that such Lender cannot provide its share of such Loans in such Optional Currency because (i) the making, maintenance or funding of such Optional Currency Loan has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by an Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law) or (ii) after making all reasonable efforts, deposits of the relevant amount in the relevant Optional Currency for the relevant Interest Period are not available to such Lender with respect to such Loan in the Relevant Interbank Market.  In the event the Administrative Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Administrative Agent will notify the Borrowers no later than 12:00 noon, Philadelphia time, two (2) Business Days prior to the Borrowing Date for such Loans that the Optional Currency is not then available for such Loans, and the Administrative Agent shall promptly thereafter notify the Lenders of the same.  If the Borrowers receive a notice described in the preceding sentence, the Borrowers may, by notice to the Administrative Agent not later than 5:00 p.m., Philadelphia time, two (2) Business Days prior to the Borrowing Date for such Loans, withdraw the Notice of Borrowing for such Loans.  If the Borrowers withdraw such Notice of Borrowing, the Administrative Agent will promptly notify each Lender of the same and the Lenders shall not make such Loans.  If the Borrowers do not withdraw such Notice of Borrowing before such time, (i) the Borrowers shall be deemed to have requested that the Loans referred to in their Notice of Borrowing shall be made in Dollars in an amount equal to the Dollar Equivalent amount of such Loans and shall bear interest at the Base Rate, and (ii) the Administrative Agent shall promptly deliver a notice to each Lender stating:  (A) that such Loans shall be made in Dollars and shall bear interest at the Base Rate, (B) the aggregate amount of such Loans, and (C) such Lender’s Commitment Percentage of such Loans.

(c) If the Borrowers deliver a Notice of Borrowing pursuant to Section 2.5 requesting that the Lenders continue as a LIBOR Loan an outstanding Tranche of Loans denominated in an Optional Currency, the Lenders shall be under no obligation to continue such LIBOR Loan if any Lender delivers to the Administrative Agent a notice by 5:00 p.m., Philadelphia time, three (3) Business Days prior to effective date of such continuation that such Lender cannot provide or continue Loans in such Optional Currency because (i) the making, maintenance or funding of such Optional Currency Loan has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law) or (ii) after making all reasonable efforts, deposits of the relevant amount in the relevant Optional Currency for the relevant Interest Period are not available to such Lender with respect to such Loan in the Relevant Interbank Market.  In the event the Administrative Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Administrative Agent will notify the Borrowers no later than 12:00 noon, Philadelphia time, two (2) Business Days prior to the effective date of such continuation that the continuation of such Loans in such Optional Currency is not then available, and the Administrative Agent shall promptly thereafter notify the Lenders of the same.  If the Administrative Agent shall have so notified the Borrowers that any such continuation of Optional Currency Loans is not then available, any notice of continuation with respect thereto shall be deemed withdrawn, and such Optional Currency Loans shall be prepaid on the last day of the Interest Period with respect to any such Optional Currency Loans, subject to the provisions of subsection 2.12(c) and to the Borrowers’ right to reborrow in Dollars or in another Optional Currency pursuant to Section 2.4.

(d) The Borrowers may deliver to the Administrative Agent a written request that Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein, provided, that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Lenders in the Relevant Interbank Market. The Administrative Agent may grant or deny such request in its sole discretion.  The Administrative Agent will promptly notify the applicable Lenders of any such request and whether the Administrative Agent has granted or rejected such request. The Administrative Agent will promptly notify the Borrowers of the acceptance or rejection by the Administrative Agent of the Borrowers’ request.  The requested currency shall be approved as an Optional Currency hereunder only if the Administrative Agent and all Lenders approve the Borrowers’ request.

(e) The Administrative Agent may, with respect to notices by the Borrowers for Loans in an Optional Currency or voluntary prepayments of less than the full amount of an Optional Currency Tranche, engage in reasonable rounding of the Optional Currency amounts requested to be loaned or repaid; and, in such event, the Administrative Agent shall promptly notify the Borrowers and the Lenders of such rounded amounts and the Borrowers’ request or notice shall thereby be deemed to reflect such rounded amounts.

2.7 Fees.

(a) The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender, on each March 31, June 30, September 30 and December 31, a commitment fee (the “Commitment Fee”) at a rate per annum equal to the Commitment Fee Rate in effect from time to time on the average daily amount of the Unused Commitments during the preceding fiscal quarter (or shorter period commencing on the date hereof or ending on the Termination Date).  All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be paid in Dollars.  The Commitment Fees due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the Termination Date.  The Administrative Agent shall distribute the Commitment Fees among the Lenders pro rata in accordance with their respective Commitment Percentages.

(b)  The Borrowers jointly and severally agree to pay the Administrative Agent, for its own account, administrative and other fees at the times and in the amounts set forth in the Fee Letter.

(c) The foregoing fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders.  Once paid, none of the foregoing fees shall be refundable under any circumstances.

2.8 Letter of Credit Subfacility.

(a) The Borrowers may request the issuance of a Letter of Credit by delivering to the Administrative Agent and the applicable Issuing Lender a completed Application and agreement for letters of credit in such form and with such other certificates, documents and information as such Issuing Lender may specify from time to time by no later than 10:00 a.m., Philadelphia time, at least five (5) Business Days (or such shorter period as may be agreed to by such Issuing Lender and the Administrative Agent) in advance of the proposed date of issuance.  Each Letter of Credit (other than the Other Letters of Credit and any replacements thereof) shall be denominated in Dollars.  Subject to the terms and conditions hereof and in reliance on the agreements of the Lenders set forth in this Section 2.8, an Issuing Lender will issue a Letter of Credit, provided, that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than five (5) Business Day prior to the Termination Date, and provided further, that in no event shall (i) the amount of the Letter of Credit Obligations at any one time exceed the lesser of (x) $30,000,000, or (y) the Total Commitments minus the Dollar Equivalent amount of the outstanding principal amount of the Revolver Loans and Swing Line Loans or (ii) the sum of the aggregate Dollar Equivalent amount of the outstanding principal amount of all Revolver Loans made by a Lender plus such Lender’s Commitment Percentage of the principal amount of Swing Line Loans and the Letter of Credit Obligations then outstanding exceed its Commitment, and provided further that no Alternate Issuing Lender shall have any obligation hereunder to issue a Letter of Credit unless it otherwise consents in its sole discretion (provided that if a Lender elects not to issue a requested letter of credit, it shall promptly after a request therefor notify the Company and the Administrative Agent of such decision).  No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any Letter of Credit Participant to exceed, any limits imposed by any applicable Requirement of Law.  Notwithstanding the provisions of this subsection 2.8, the Lenders and the Borrowers hereby agree that an Issuing Lender may issue upon the Borrowers’ request, one or more Letter(s) of Credit which by its or their terms may be extended for additional periods of up to one year each provided that (i) the initial expiration date (or any subsequent expiration date) of each such Letter of Credit is not later than five (5) Business Days prior to the Termination Date then in effect, and (ii) renewal of such Letters of Credit, at such Issuing Lender’s discretion, shall be available upon written request from the Borrowers to such Issuing Lender at least thirty (30) days (or such other time period as agreed by the Borrowers, the Administrative Agent and such Issuing Lender) before the date upon which notice of renewal is otherwise required.  Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (“UCP”) or the International Standby Practices (ISP98 International Chamber of Commerce Publication Number 590 (“ISP98”)), as determined by the applicable Issuing Lender, and each trade Letter of Credit issued under this Agreement shall be subject to the UCP, and in each case to the extent not inconsistent therewith, the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

(b) The Borrowers shall pay in Dollars (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) computed at the Letter of Credit Fee Rate in effect from time to time on the daily average undrawn stated amount of each outstanding Letter of Credit and (ii) to the Administrative Agent for the account of each Issuing Lender a fronting fee equal to 0.125% per annum on the daily average undrawn stated amount of each outstanding Letter of Credit issued by such Issuing Lender (including the Other Letters of Credit) (computed in each case on the basis of the actual number of days such Letters of Credit are outstanding in a year of 360 days), which amounts shall be payable quarterly in arrears commencing with the last Business Day of each March, June, September and December following the Closing Date and on the Termination Date.  The Borrowers shall also pay to each Issuing Lender in Dollars for the sole account of such Issuing Lender, such Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to Letters of Credit issued by such Issuing Lender as such Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of letters of credit.  Once paid, all of the above fees shall be nonrefundable under all circumstances.  The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lenders and the Lenders all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

(c) (i)           Each Issuing Lender irrevocably agrees to grant and hereby grants to each Letter of Credit Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each Letter of Credit Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such Letter of Credit Participant’s own account and risk, an undivided interest equal to such Letter of Credit Participant’s Commitment Percentage in such Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder (including the Other Letters of Credit) and the amount of each draft paid by such Issuing Lender thereunder.  Each Letter of Credit Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such Letter of Credit Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such Letter of Credit Participant’s Commitment Percentage of the amount of such draft or any part thereof, which is not so reimbursed.  Any action taken or omitted by an Issuing Lender under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Lender any resulting liability to any Lender.

(ii) If any amount required to be paid by any Letter of Credit Participant to an Issuing Lender pursuant to subsection 2.8(c)(i) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is not paid to such Issuing Lender on the date such payment is due from such Letter of Credit Participant, such Letter of Credit Participant shall pay to such Issuing Lender on demand an amount equal to the product of (x) such amount, times (y) the daily average Federal Funds Effective Rate, as quoted by such Issuing Lender, during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (z) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of such Issuing Lender submitted to any Letter of Credit Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

(iii) Whenever, at any time after such Issuing Lender has made payment under any Letter of Credit and has received from any Letter of Credit Participant its prorata share of such payment in accordance with subsection 2.8(c)(i), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including by way of set-off or proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such Letter of Credit Participant its pro rata share thereof; provided, however, that in the event that any such payment received by an Issuing Lender shall be required to be returned by such Issuing Lender, such Letter of Credit Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

(d) (i)           Each Borrower jointly and severally agrees to reimburse an Issuing Lender in respect of a Letter of Credit issued by such Issuing Lender on each date on which a draft presented under such Letter of Credit is paid by such Issuing Lender for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment.  Each such payment shall be made to such Issuing Lender at its Principal Office in Dollars (except, with respect to Other Letters of Credit denominated in a currency other than Dollars, to the extent the Application for such Other Letter of Credit provides that payment shall be made in another currency) and in immediately available funds.

(ii) Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable under Section 2.10 on any outstanding Base Rate Loans which were then overdue and shall be payable on demand by an Issuing Lender.

(e) (i)           Subject to Section 2.22(a), the obligations of the Borrowers under this subsection 2.8 shall be joint and several.  The Borrowers also jointly and severally agree with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrowers’ Reimbursement Obligations under subsection 2.8(d)(i) shall not be affected by, among other things (x) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, provided, that reliance upon such documents by such Issuing Lender shall not have constituted gross negligence or willful misconduct of such Issuing Lender or (y) any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (z) any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee.

(ii) An Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct.

(iii) Each Borrower jointly and severally agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on such Borrower and shall not result in any liability of such Issuing Lender to such Borrower.

(f) If any draft shall be presented for payment to an Issuing Lender under any Letter of Credit, such Issuing Lender shall promptly notify the Company of the date and amount thereof.  The responsibility of an Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit and any other obligation expressly imposed by the provisions of UCP or ISP98, as applicable to such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

(g) To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.

(h) Each Borrower agrees jointly and severally to be bound by the terms of each Application and the Issuing Lenders’ written regulations and customary practices relating to letters of credit, though such interpretations may be different from such Borrower’s own.  It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Administrative Agent and the Issuing Lenders shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrowers’ instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(i) Each Lender’s payment obligation under subsection 2.8(c) and the obligations of the Borrowers to reimburse an Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable under any circumstances, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower may have against such Issuing Lender, any other Lender, any Borrower or any other Person for any reason whatsoever;

(ii) any lack of validity or enforceability of any Letter of Credit;

(iii) the existence of any claim, set-off, defense or other right which any Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), such Issuing Lender or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrowers and the beneficiary for which any Letter of Credit was procured);

(iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect even if such Issuing Lender has been notified thereof;

(v) payment by such Issuing Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vi) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrowers;

(vii) any breach of this Agreement or any other Loan Document by any of the Borrowers;

(viii) the occurrence or continuance of an insolvency proceeding with respect to any of the Borrowers;

(ix) the fact that an Event of Default or a Default shall have occurred and be continuing;

(x) the fact that the Termination Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(j) In addition to amounts payable as provided in Section 9.5, the Borrowers hereby agree to protect, indemnify, pay and save harmless each Issuing Lender, the Agents and the Lenders from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which an Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (B) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit, or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).

(k) As between the Borrowers and an Issuing Lender, the Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, no Issuing Lender shall be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for, issuance of or drawing under any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such Issuing Lender shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrowers against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile, cable, telex, electronic transmission or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by an Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not create any liability of such Issuing Lender to the Borrowers or any Lender.

(l) (i)           At least five Business Days prior to the issuance of a Letter of Credit by an Alternate Issuing Lender (or such shorter period as approved by the Administrative Agent and such Issuing Lender in their sole discretion), the Borrowers shall confirm by notice in writing to the Administrative Agent (an “Alternate Issuing Lender L/C Notice”) and such Alternate Issuing Lender the intended issuance date of the requested Letter of Credit and the amount of such requested Letter Credit.  Not later than 10:00 a.m., Philadelphia time, on the second Business Day following its receipt of an Alternate Issuing Lender L/C Notice, the Administrative Agent shall determine and shall notify the Alternate Issuing Lender and the Company whether the issuance of the requested Letter of Credit would be permitted under the provisions of the second proviso to the third sentence of Section 2.8(a) hereof.  If the Administrative Agent notifies such Alternate Issuing Lender and the Borrowers that such issuance would be so permitted, then, subject to the terms and conditions hereof, such Alternate Issuing Lender may, on the requested date of issuance of such Letter of Credit, issue such Letter of Credit in accordance with such Alternate Issuing Lender’s usual and customary business practices.  Such Alternate Issuing Lender shall give the Administrative Agent prompt written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit.

(ii) No Alternate Issuing Lender may extend or amend any Letter of Credit unless the foregoing requirements are met as though the Borrowers were requesting such Alternate Issuing Lender to issue a new Letter of Credit.

(iii) Promptly after issuing any Letter of Credit, an Alternate Issuing Lender shall provide a copy of such Letter of Credit to the Administrative Agent.  In addition, no later than the third Business Day following the end of each month, each Alternate Issuing Lender shall provide the Administrative Agent a schedule of each Letter of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth therein (a) the date of issuance, (b) the account party, (c) the original face amount, (d) the amount(s) theretofore drawn, if any, thereunder, (e) the expiration date, (f) the date and amounts of any reductions, draws and payments in respect of draws and (g) the reference number, of each such Letter of Credit outstanding at any time during the preceding month.

2.9 Interest Rates and Payment Dates.

(a) Subject to the provisions of Section 2.10, each Base Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b) Subject to the provisions of Section 2.10, each LIBOR Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days, provided that, for Loans made in an Optional Currency for which a 365-day basis is the only market practice available to the Administrative Agent, such rate shall be calculated on the basis of the actual number of days elapsed over a year of 365 days) equal to the LIBOR Rate for the Interest Period in effect for such LIBOR Loan plus the Applicable Margin.

(c) Subject to the provisions of Section 2.10, interest on each Swing Line Loan shall be payable at the rate (computed on the basis of the actual number of days elapsed over a year of 360 days) provided in Section 2.1(c); provided, that if a Swing Line Loan bears interest at the Base Rate, interest shall be computed in accordance with subsection 2.9(a) above.

(d) Interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan; provided that, (i) interest accruing on overdue amounts pursuant to Section 2.10 shall be payable on demand as provided in such Section and (ii) with respect to any Swing Line Loan made under the Cash Management Agreements, interest on such Swing Line Loans shall be payable as provided in subsection 2.1(c)(vii).  The LIBOR Rate and the Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement (including this Section 2.9 and Section 2.10) shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.  At the request of the Borrowers, the Administrative Agent shall deliver to the Borrowers a statement showing the quotations used by it in determining any interest rate pursuant to subsections 2.9(a) and (b).

(f) Subject to the provisions of this Agreement, the Borrowers may select different interest rates and different Interest Periods to apply simultaneously to Revolver Loans comprising different Tranches and may convert to or renew one or more interest rates with respect to all or any portion of Revolver Loans comprising any Tranche, provided, that there shall not be at any one time outstanding more than six (6) Tranches in the aggregate (excluding Swing Line Loans and with  Base Rate Loans being considered, to the extent any such Loans are outstanding, one Tranche).

(g) If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.  Interest on the principal amount of each Loan made in an Optional Currency shall be paid by the Borrowers in such Optional Currency.

2.10 Default Interest

.  Upon the occurrence of and during the continuance of an Event of Default under subsection 7.1(a) or (f), the outstanding principal amount of the Loans and, to the extent permitted by law, accrued and unpaid interest thereon and any other amount payable hereunder (after as well as before judgment), shall bear interest from the date of such occurrence at a rate per annum which is (a) in the case of principal of the Loans, the rate that would then be applicable thereto pursuant to Section 2.9 plus 2.0% or (b) in the case of interest or fees or other amounts, the rate which would be payable on any outstanding Base Rate Loans which were then overdue.  Upon the occurrence of and during the continuance of an Event of Default other than under subsection 7.1(a) or (f), the outstanding principal amount of the Loans and, to the extent permitted by law, accrued and unpaid interest thereon and any other amounts payable hereunder, shall bear interest (after as well as before judgment) from the date that the Administrative Agent, at the written request of the Required Lenders, shall send notice to the Company of the application of the default rate at a rate per annum which is (a) in the case of principal of the Loans, the rate that would then be applicable thereto pursuant to Section 2.9 plus 2.0% or (b) in the case of interest or fees or other amounts, the rate which would be payable on any outstanding Base Rate Loans which were then overdue.  The Borrowers acknowledge that such increased interest rate reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk.  Default interest payable on any Loans hereunder made in an Optional Currency shall be paid by the Borrowers in such Optional Currency.

2.11 Pro Rata Treatment of Loans and Payments; Commitment Fees.

(a) Except as required under Section 2.13, each borrowing by the Borrowers hereunder, each payment or prepayment of principal of the Loans (other than the Swing Line Loans), each payment of interest on such Loans, each payment of Commitment Fees and Letter of Credit Fees, and each reduction of the Commitments, shall be made prorata among the Lenders in accordance with their respective Commitment Percentages.

(b) Except as provided in subsection 2.1(c), each borrowing of a Swing Line Loan, each payment or prepayment of principal of a Swing Line Loan, each payment of interest on the Swing Line Loans and each reduction of the Swing Line Commitment shall be for the sole account of the Swing Line Lender.

(c) Each Lender agrees that in computing such Lender’s portion of any borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such borrowing to the next higher or lower whole Dollar or other currency amount.

2.12 Payments.

(a) The Borrowers shall make each payment (including principal of or interest on any borrowing or any fees or other amounts) hereunder not later than 11:00 a.m., Philadelphia time, on the date when due to the Administrative Agent at its offices set forth in Section 9.2 for the ratable accounts of the Lenders in Dollars in immediately available funds; provided that, any payments of principal of or interest on a Loan in an Optional Currency shall be made not later than the time that the Borrowers shall be notified by the Administrative Agent for payments with respect to such Optional Currency, on the date due in immediately available funds at the Lending Office at which such Loan was made in such funds as may then be customary for the settlement of international transactions in such other Optional Currency.  Such payments shall be made without set-off or counterclaim of any kind.  The Administrative Agent shall promptly distribute such amounts to the applicable Lenders in immediately available funds.  The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required).

(b) Whenever any payment (including principal of or interest on any borrowing or any fees or other amounts) hereunder (other than payments on LIBOR Loans) shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.  Whenever any payment (including principal of or interest on any borrowing or any fees or other amounts) hereunder on a LIBOR Loan shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(c) The entire amount of principal of and interest on any Loan made in an Optional Currency shall be repaid in the same Optional Currency in which such Loan was made, provided, however, that if it is impossible or illegal for the Borrowers to effect payment of a Loan in the Optional Currency in which such Loan was made, or if the Borrowers default in their obligations to do so, the Required Lenders may at their option permit such payment to be made (i) at and to a different location, subsidiary, affiliate or correspondent of the Administrative Agent, or (ii) in the Equivalent Amount of Dollars or (iii) in an Equivalent Amount of such other currency (freely convertible into Dollars) as the Required Lenders may solely at their option designate.  Upon any events described in (i) through (iii) of the preceding sentence, the Borrowers shall make such payment and the Borrowers agree to hold each Lender harmless from and against any loss incurred by any Lender arising from the cost to such Lender of any premium, any costs of exchange, the cost of hedging and covering the Optional Currency in which such Loan was originally made, and from any change in the value of Dollars, or such other currency, in relation to the Optional Currency that was due and owing.  Such loss shall be calculated for the period commencing with the first day of the Interest Period for such Loan and continuing through the date of payment thereof.  Without prejudice to the survival of any other agreement of the Borrowers hereunder, the Borrowers’ obligations under this subsection shall survive termination of this Agreement.

2.13 LIBOR Rate Unascertainable; Illegality; Deposits Not Available.

(a) The Administrative Agent shall have the rights specified in subsection 2.13(c) if on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that (i) adequate and reasonable means do not exist for ascertaining such LIBOR Rate or (ii) a contingency has occurred which materially and adversely affects the Relevant Interbank Market relating to the LIBOR Rate.

(b) The Administrative Agent shall have the rights specified in subsection 2.13(c) if at any time:

(i) any Lender shall have determined that the making, maintenance or funding of any Loan to which a LIBOR Rate applies has been made unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), or

(ii) the Required Lenders shall have determined that the making, maintenance or funding of any Loan to which a LIBOR Rate applies has been made impracticable by compliance by such Lenders in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), or

(iii) any Lender shall have determined that such LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iv) any Lender shall have determined that after making all reasonable efforts, deposits of the relevant amount in Dollars or in the Optional Currency (as applicable) for the relevant Interest Period for a Loan, to which a LIBOR Rate applies, respectively, are not available to such Lender, or to banks generally, in the interbank eurodollar market.

(c) In the case of any event specified in subsection 2.13(a) above, the Administrative Agent shall promptly so notify the Lenders and the Borrowers thereof, and in the case of an event specified in subsection 2.13(b) above, such Lender(s) shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender(s), in the case of such notice given by such Lender(s), to allow the Borrowers to select, convert to or renew a LIBOR Rate or select an Optional Currency (as applicable) shall be suspended until the Administrative Agent shall have later notified the Borrowers, or such Lender(s) shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender(s)’, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Administrative Agent makes a determination under subsection 2.13(a) and the Borrowers have previously notified the Administrative Agent of their selection of, conversion to or renewal of a LIBOR Rate and such interest rate has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of a Base Rate Loan to the extent permitted hereunder.  If any Lender notifies the Administrative Agent of a determination under subsection 2.13(b), the Borrowers shall, subject to the Borrowers’ indemnification obligations under subsection 2.18, as to any Loan of the Lender to which a LIBOR Rate applies, on the date specified in such notice either (i) as applicable, convert such Loan (if not denominated in an Optional Currency) to the Base Rate or select a different Optional Currency or Dollars, or (ii) prepay such Loan in accordance with Section 2.15.  Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate upon such specified date unless such Loan is in an Optional Currency in which case such Loan shall be prepaid.

2.14 Termination, Reduction and Increase of Commitments; Incremental Term Loans.

(a) The Commitments and the Swing Line Commitment shall be automatically terminated on the Termination Date whereupon all Revolver Loans and Swing Line Loans and accrued interest thereon shall become due and payable.

(b) Upon at least five (5) Business Days’ prior written (including facsimile) notice to the Administrative Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in a minimum principal amount of $5,000,000 or in a whole multiple thereof, and (ii) the Commitments may not be reduced or terminated if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Dollar Equivalent Facility Usage at such time would exceed the Total Commitments at such time.  Any notice to reduce the Commitments under this Section 2.14(b) shall be irrevocable; provided that a notice of termination of the Commitments in full delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or debt or equity issuances, in which case such notice may be revoked by the Borrowers (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitment Percentages.  The Borrowers shall pay to the Administrative Agent for the account of the Lenders on the date of each termination or reduction of the Commitments the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to the date of such termination or reduction.

(d) (i)  The Borrowers may at any time and from time to time, subject to the last sentence hereof, request an increase in the Commitments by sending a written notice thereof to the Administrative Agent (any such Commitment increase, an “Incremental Revolver Commitment”).  Such notice shall specify the total amount of the increase requested by the Borrowers (the “Requested Revolver Increase”); provided that, (i) the Requested Revolver Increase shall be in an amount equal to at least $10,000,000 and (ii) the Requested Revolver Increase shall not exceed the Available Incremental Amount at such time.  Upon receipt of such notice from the Borrowers, the Administrative Agent shall promptly give notice thereof to the Lenders.  The fees, if any, for any increase in the Commitments shall be determined at the time of any request for any such increase.  Each Lender shall respond in writing to the Administrative Agent, within fifteen (15) days of receipt of a Requested Revolver Increase (or such shorter period as the Administrative Agent and the Borrowers shall agree), stating the maximum amount, if any, by which such Lender is willing to increase its Commitment (the “Offered Amount”); provided, however, that if a Lender fails to respond to the Requested Revolver Increase within the time frame specified by the Administrative Agent, such Lender’s Offered Amount shall be deemed to be $0.  No Lender shall be obligated to increase its Commitment and any such increase shall be in each Lender’s discretion.  If the total of the Offered Amount for all of the Lenders is greater than the Requested Revolver Increase, the Requested Revolver Increase shall be allocated amongst the offering Lenders as the Borrowers and the Administrative Agent shall agree and, absent any such agreement, pro rata based on each Lender’s then existing Commitment Percentage.  Any Lender that increases its Commitment shall execute and deliver to the Administrative Agent a duly completed commitment and acceptance in form and substance acceptable to the Administrative Agent, and the Borrowers shall pay to the Administrative Agent a processing and recordation fee of $3,500.  If the total of the Offered Amount for all of the Lenders is equal to or less than the Requested Revolver Increase (x) unless the Borrowers and the Administrative Agent shall otherwise agree, each Lender’s Commitment shall increase by its Offered Amount and (y) the Borrowers may offer the difference, if any, between the Requested Revolver Increase and the amount of the increase in the Commitments pursuant to clause (x) above to one or more new banks or other financial institutions reasonably acceptable to the Administrative Agent (each a “Proposed New Revolving Credit Lender”).  If the Borrowers request that a Proposed New Revolving Credit Lender join this Agreement and provide a Commitment hereunder, the Borrowers shall at least seven (7) days prior to the date (or such other period as the Administrative Agent and the Borrowers shall agree) on which such Proposed New Revolving Credit Lender proposes to join this Agreement notify the Administrative Agent, the Swing Line Lender and PNC Bank, National Association, as an Issuing Lender, of the name of the Proposed New Revolving Credit Lender and the amount of its proposed Commitment and deliver a duly completed joinder agreement with respect to such Proposed New Revolving Credit Lender substantially in the form of Exhibit G or such other form as shall be acceptable to the Borrowers’ Representative, the Administrative Agent and such Proposed New Revolving Credit Lender (a “New Revolving Credit Lender Joinder”), together with a processing and recordation fee of $3,500.  Upon the consent of the Administrative Agent, the Swing Line Lender and PNC Bank, National Association, as an Issuing Lender, to a Proposed New Revolving Credit Lender joining this Agreement (which consents shall not be unreasonably withheld or delayed), such Proposed New Revolving Credit Lender shall join this Agreement pursuant to the provisions of subsection 9.6(j), including that its minimum Commitment be at least $5,000,000 or such lesser amount as the Administrative Agent shall agree.

(ii) On the effective date of any increase by a Lender of its Commitment or the joinder of any Proposed New Revolving Credit Lender (a “Revolving Credit Increase Date”), which date shall be a date reasonably acceptable to the Administrative Agent, the Borrowers shall repay all Revolver Loans (together with any amounts due under Section 2.18 as a result of such payment) and reborrow a like amount of Revolver Loans from the Lenders, including any Proposed New Revolving Credit Lender joining this Agreement, according to their new Commitment Percentages.  The Administrative Agent may, to the extent the Administrative Agent considers it practicable, net payments to and borrowings from the same Lender.  In addition, on the Revolving Credit Increase Date, each Lender that is increasing its Commitment and each Proposed New Revolving Credit Lender that is joining this Agreement shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, from the Lenders party to this Agreement immediately prior to the Revolving Credit Increase Date, an undivided interest and participation in any Letter of Credit then outstanding, ratably, such that each Lender (including each Lender increasing its Commitment and each Proposed New Revolving Credit Lender that is joining this Agreement) holds a participation interest in each such Letter of Credit in the amount of its then Commitment Percentage thereof.

(iii) Following any increase in Commitments pursuant to this subsection 2.14(d), the Administrative Agent shall send to the Lenders and the Borrowers a revised Schedule I setting forth each Lender’s new Commitment.  Such schedule shall replace the existing Schedule I if no Lender objects thereto within ten (10) days of its receipt thereof.

(e) The Borrowers may by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) request, from time to time prior to one hundred eighty (180) days prior to the Incremental Term Maturity Date, the extension of one or more term loan commitments (any such new term loan commitment, an “Incremental Term Loan Commitment” and any such new term loan, an “Incremental Term Loan”) in an aggregate amount not to exceed the Available Incremental Amount at such time.  The amount of each Incremental Term Loan Commitment shall be in integral multiples of $5,000,000 and not less than $10,000,000 or, if less, the total Available Incremental Amount at such time.  Each notice delivered pursuant to this Section 2.14(e) shall specify (x) the date on which the Borrowers propose that the proposed Incremental Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (unless otherwise agreed by the Administrative Agent in writing), (y) the total amount of the Incremental Term Loan Commitments requested by the Borrowers and (z) the identity of the banks, other financial institutions or other Persons (other than a natural person or a Borrower or Affiliate thereof) to whom the Borrowers propose that any portion of such Incremental Term Loan Commitments be allocated and the amounts of such allocations.  Any existing Lender approached to provide all or a portion of the Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitment.  The Incremental Term Loans (a) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (b) shall be treated substantially the same (but in any event no more favorably) than the Loans; provided that Incremental Term Loans may be priced differently than the Loans.  The Incremental Term Loan Commitments and the Incremental Term Loans shall be effected pursuant to an amendment or amendment and restatement of this Agreement (an “Incremental Term Loan Amendment”) and, as appropriate, the other Loan Documents executed by the Borrowers, the proposed new Incremental Term Loan lender(s) (each a “Proposed New Term Loan Lender”) and the Administrative Agent.  The Incremental Term Loan Amendment shall be in a form acceptable to the Administrative Agent and the Borrowers’ Representative and shall contain such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.14(e).  Each Proposed New Term Loan Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed).

(f) An Incremental Commitment shall become effective as of the Revolving Credit Increase Date or Term Loan Increase Date, as the case may be, specified therefor; provided that:

(i) Each of the conditions set forth in Section 4.2 shall be satisfied;

(ii) no Default or Event of Default shall have occurred and be continuing or would result from the borrowings to be made on such Revolving Credit Increase Date or Term Loan Increase Date, as the case may be, and the use of proceeds thereof;

(iii) with respect to any Incremental Term Loan Commitment only, the Borrowers shall be in compliance with the covenants set forth in Section 6.1 on a pro forma basis after giving effect to the establishment of such Incremental Term Loan Commitment, the incurrence of Indebtedness thereunder and any substantially concurrent use of the proceeds thereof, as if incurred on the last day of the last fiscal quarter for which financial statements have been delivered to the Lenders pursuant to Section 5.1(a) or (b).

(iv) the Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with such Incremental Commitment, including a certificate dated the Revolving Credit Increase Date or Term Loan Increase Date, as the case may be, and executed by a Responsible Officer of the Company certifying that all the requirements set forth in this clause (f) have been satisfied, and including (if applicable) reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (f)(iii) above; and

(v) solely with respect to an Incremental Revolver Commitment (and without limiting the consent requirements in Section 2.14(e) with respect to an Incremental Term Loan Commitment), the Administrative Agent, PNC Bank, as an Issuing Lender, and the Swing Line Lender shall have consented to any Lender’s providing such Incremental Revolver Commitments if such consent would be required under Section 9.6 for an assignment of Loans to such Lender;

(g) The terms and conditions of each Incremental Revolver Loan made pursuant to any Incremental Commitment shall be identical to the terms and conditions of the existing Loans, and shall be part of the same class of loans and borrowings.

(h) On any Term Loan Increase Date on which Incremental Term Loan Commitments shall become effective, subject to the satisfaction of the foregoing terms and conditions (to the extent applicable to an Incremental Term Loan Commitment), each Lender providing an Incremental Term Loan Commitment shall make an Incremental Term Loan to the Borrowers in an amount equal to its Incremental Term Loan Commitment.

(i) The Loans, Incremental Term Loans and Commitments established pursuant to this Section shall constitute Loans, Incremental Term Loans and Commitments (as applicable) under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loans Documents, and shall, without limiting the foregoing, benefit equally and ratably in right of payment from the other Loans, Incremental Term Loans and Commitments.

(j) The Borrowers and the Administrative Agent may, without the consent of any other Lender, enter into an amendment to the Credit Agreement and any other Loan Document (each an “Incremental Facility Amendment”), including an Incremental Term Loan Amendment, as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrowers’ Representative, to effect any Incremental Revolver Commitments and any Incremental Term Loan and Incremental Term Loan Commitments contemplated under this Section 2.14.

2.15 Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay Loans in the currency or currencies in which such Loans were made, in whole or in part, without premium or penalty (but in any event subject to subsection 2.18), upon prior written, telecopy or telephonic notice to the Administrative Agent given, in the case of Base Rate Loans, no later than 11:00 am., Philadelphia time, one (1) Business Day before any proposed prepayment, and in the case of LIBOR Loans, no later than 11:00 a.m., Philadelphia time, three (3) Business Days before any such proposed prepayment (or such shorter period as the Administrative Agent shall agree in its discretion).  In each case the notice shall specify the date, amount and currency of each such prepayment, whether the prepayment is of LIBOR Loans or Base Rate Loans, or a combination thereof, and, if a combination thereof, the amount allocable to each; provided, however, that each such partial prepayment shall be in the principal amount of at least (i) with respect to prepayments of Base Rate, $1,000,000 or in whole multiples of $100,000 in excess thereof, and (ii) with respect to prepayments of Loans in Dollars that bear interest at the LIBOR Rate, $3,000,000 or in whole multiples of $100,000 in excess thereof, and (iii) with respect to prepayment of Loans in an Optional Currency, the Dollar Equivalent of $3,000,000 or in whole multiples of the Dollar Equivalent of $100,000 in excess thereof.

(b) On the date of any termination or reduction of the Commitments pursuant to Section 2.14, the Borrowers shall pay or prepay so much of the Loans as shall be necessary in order that the Dollar Equivalent Facility Usage at such time would not exceed the aggregate amount of the Commitments at such time.

(c) If on any Computation Date the amount of the Dollar Equivalent Facility Usage is greater than the Total Commitments at such time, as applicable, as a result of a change in exchange rates between one or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrowers of the same and the Borrowers shall within two (2) Business Days after receiving such notice prepay so much of the Loans as shall be necessary in order that the Dollar Equivalent Facility Usage shall not exceed the Total Commitments after giving effect to such prepayments.  If on any Computation Date the amount of the Exposure of any Lender is greater than the Commitment of such Lender at such time as a result of change in exchange rates between one or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrowers of the same and the Borrowers shall within two (2) Business Days after receiving such notice prepay so much of the Revolver Loans as shall be necessary in order that the Exposure of such Lender shall not exceed the Commitment of such Lender after giving effect to such prepayments.

(d) All prepayment notices shall be irrevocable.  The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Base Rate Loans, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made in the currency in which such Loan was made.  If the Borrowers prepay a Revolver Loan, all outstanding Swing Line Loans shall (unless the Swing Line Lender shall otherwise agree) first be repaid from the proceeds thereof.  If the Borrowers fail to specify the applicable Tranche which the Borrowers are prepaying, the prepayment shall, subject to the immediately prior sentence, be applied to Base Rate Loans, then to Dollar LIBOR Loans and then to Optional Currency Loans, with payments applied to LIBOR Loans being applied in order of next maturing Interest Periods.  Any prepayment hereunder shall be subject to the Borrowers’ obligation to indemnify the Lenders under Section 2.18.

(e) Upon receipt of any notice of prepayment, the Administrative Agent shall promptly notify each Lender thereof.

(f) Amounts prepaid pursuant to this Section (other than subsection (b) hereof) may be reborrowed, subject to the terms and conditions hereof; provided that, any prepayment of any Incremental Term Loans may not be reborrowed.

2.16 Requirements of Law.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender;

(ii) subject any Lender or any Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or such Issuing Lender in respect thereof (except for taxes covered by Section 2.17 and changes in the rate of tax on the net income or franchise taxes of such Lender or Issuing Lender or a surcharge on the net income or franchise taxes of such Lender or Issuing Lender); or

(iii) impose on any Lender, any Issuing Lender or the Relevant Interbank Market any other condition, cost or expense affecting this Agreement or any LIBOR Loan made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Lender, the Borrowers will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans or other extensions of credit extended under any Loan Document made by, or participations in Letters of Credit or any extensions of credit under any Loan Document held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Each Lender and each Issuing Lender agrees that it will use reasonable efforts in order to avoid or to minimize, as the case may be, the payment by the Borrowers of any additional amount under subsections 2.16(a) or (b); provided, however, that no Lender or Issuing Lender shall be obligated to incur any expense, cost or other amount in connection with utilizing such reasonable efforts.

(d) Failure or delay on the part of any Lender or Issuing Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital (“Costs”) shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender or Issuing Lender under paragraph (a) or (b) above with respect to Costs with respect to any period prior to the date that is three months prior to the date such Lender or Issuing Lender, as the case may be, knew or should reasonably have been expected to be aware of (i) the circumstances giving rise to such Costs, (ii) the fact that such circumstances would in fact result in a claim for increased compensation by reason of such Costs, and (iii) the exact amount of such Costs; provided further that the foregoing limitation shall not apply to any Costs arising out of the retroactive application of any law, regulation, rule, guideline or directive as aforesaid within such three month period.  The protection of this Section shall be available to each Lender and each Issuing Lender regardless of any possible contention of the invalidity or inapplicability of the change in any guideline, directive or other Law that shall have occurred or been imposed.

2.17 Taxes.

(a) All payments made by the Borrowers hereunder and under each Note shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, including any interest, additions to tax or penalties applicable thereto (excluding, in the case of the Administrative Agent and each Lender, (i) net income taxes and franchise or gross receipts taxes imposed on the Administrative Agent or such Lender, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Administrative Agent or such Lender (excluding a connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement, the Notes or the other Loan Documents) and (ii) with respect to any Lender that is a “foreign financial institution” as defined in Section 1471(d)(4) of the Code and any regulations promulgated thereunder, any taxes imposed as a result of a failure by such Lender to comply with the requirements of Sections 1471 through 1474 of the Code and any regulations promulgated thereunder to establish an exemption from withholding thereunder) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”).  If the Borrowers shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent and each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable Law.

(b) In addition, the Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, under the Notes or under any other Loan Document or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement, any Note or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrowers shall indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this subsection) paid by the Administrative Agent or any Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date the Administrative Agent or a Lender makes written demand therefor.

(d) Within 30 days after the date of any payment of any Taxes or Other Taxes by the Borrowers, if available, the Borrowers shall furnish to the Administrative Agent and each Lender, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in subsections 2.17(a) through (d) shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

(f) Each Lender that is not created or organized under the laws of the United States or a state thereof agrees that it will deliver to the Borrowers and the Administrative Agent on or prior to the Closing Date in the case of each initial Lender and on or prior to the effective date of the Assignment and Assumption, New Revolving Credit Lender Joinder or New Term Loan Lender Joinder pursuant to which it becomes a Lender in the case of each other Lender two duly completed copies of United States Internal Revenue Service Form W-8ECI,  W-8BEN or W-8IMY, as the case may be, or successor applicable form.  Each such Lender also agrees to deliver to the Borrowers and the Administrative Agent two further copies of the said Form W-8ECI, W-8BEN or W-8IMY or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers, and such extensions or renewals thereof as may reasonably be requested by the Borrowers or the Administrative Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrowers and the Administrative Agent.  Such Lender shall certify, in the case of a Form W-8ECI, W-8BEN or W-8IMY, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.  If any form provided by a Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.24) at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding rate in excess of zero (except to the extent that such Lender or such Lender’s assignor, if any, was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a) above), withholding tax at such rate shall be considered excluded from “Taxes” as defined in subsection 2.17(a).  Each Lender shall deliver to the Borrowers and the Administrative Agent, with respect to Taxes imposed by any Governmental Authority other than the United States of America, similar forms, if available (or the information that would be contained in similar forms if such forms were available), to the forms which are required to be provided under this subsection with respect to Taxes of the United States of America.

(g) Notwithstanding the foregoing subsections 2.17(a) through (e), the Borrowers shall not be required to pay any additional amounts to any Lender in respect of United States withholding or backup withholding tax pursuant to such subsections if (i) the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the requirements of subsection 2.17(f) or (ii) such Lender shall not have furnished the Company with such forms listed in subsection 2.17(f) and shall not have taken such other steps as reasonably may be available to it under applicable tax laws and any applicable tax treaty or convention to obtain an exemption from, or reduction (to the lowest applicable rate) of, such United States withholding tax.

(h) If the Administrative Agent or any Lender receives a refund in respect of Taxes or Other Taxes paid by the Borrowers, which in the good faith judgment of the Administrative Agent or such Lender is allocable to such payment, it shall, if no Event of Default has occurred, promptly pay such refund to the Borrowers, net of all out-of-pocket expenses (including any taxes to which such Lender has become subject as a result of its receipt of such refund) of the Administrative Agent or such Lender incurred in obtaining such refund and without interest; provided, however, that the Borrowers agree to promptly return such refund (plus all out-of-pocket expenses including any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent or the applicable Lender, as the case may be, if it receives notice from the Administrative Agent or such Lender that the Administrative Agent or such Lender is required to repay such refund to such governmental authority.  Nothing contained in this Section 2.17(h) shall require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems to be confidential) to the Borrowers or any other Person.

(i) Without limiting the generality of the above in the case of a Borrower that is resident for tax purposes in the United Kingdom, any Lender entitled to benefits under the US/UK double tax treaty shall (i) deliver to the Internal Revenue Service (with copies delivered to the relevant Borrower and the Administrative Agent, in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent, but only if such Lender is legally entitled to do so) duly completed copies (in triplicate) of the United Kingdom HM Revenue & Customs Form US/Company 2002 (or such other form as may from time to time be prescribed by applicable law or regulation) claiming exemption from withholding on account of United Kingdom income tax pursuant to the US/UK double tax treaty or (ii) (but only if such Lender is a holder of a Double Taxation Treaty Passport) notify the Borrowers’ Representative and the Administrative Agent of such Lender’s HMRC DTTP number (which number shall be used by the Borrowers in delivering timely notification of the Loans to HM Revenue & Customs).  The relevant Borrower and such Lender shall each provide all reasonable information and assistance to the Internal Revenue Service and Inland Revenue on a timely basis in order efficiently to process the relevant treaty claim, and shall keep each other (through the Administrative Agent) informed of any matters relating to such claim, including such Borrower providing a copy of any direction (or other authority) issued by the HM Revenue & Customs authorizing such Borrower to pay free and clear of any withholding on account of United Kingdom income tax and of any cancellation thereof.

2.18 Indemnity.

(a) The Borrowers jointly and severally agree to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (i) default by the Borrowers in payment when due of the principal amount of or interest on any LIBOR Loan or Swing Line Loan, (ii) default by the Borrowers in making a borrowing of, conversion into or continuation of LIBOR Loans or Swing Line Loans which are not Base Rate Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (iii) default by the Borrowers in making any prepayment after the Borrowers have given a notice thereof in accordance with the provisions of this Agreement, (iv) the making of a prepayment (whether voluntary, mandatory, as a result of acceleration or otherwise) of LIBOR Loans or Swing Line Loans which are not Base Rate Loans on a day which is not the last day of an Interest Period with respect thereto (or, in the case of a Swing Line Loan on the date such Swing Line Loan is due), or (v) the assignment of any LIBOR Loan other than on the last day of the Interest Period or maturity date applicable thereto as a result of a request by the Borrowers pursuant to Section 2.24, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained.  A certificate as to any amounts that a Lender is entitled to receive under this Section 2.18 submitted by such Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error and all such amounts shall be paid by the Borrowers promptly upon demand by such Lender.  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

(b) For the purpose of calculation of all amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan or Swing Line Loan through the purchase of a deposit bearing interest at the LIBOR Rate or the applicable rate on such Swing Line Loan, as the case may be, in an amount equal to the amount of that LIBOR Loan or Swing Line Loan, as the case may be, and having a maturity comparable to the relevant Interest Period or applicable period for such Swing Line Loan; provided, however, that each Lender may fund each of its LIBOR Loans, and the Swing Line Lender may fund its Swing Line Loans, in any manner it sees fit, and the foregoing assumptions shall be utilized only for the calculation of amounts payable under this subsection.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Judgment Currency.

(a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Note in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

(b) The obligation of the Borrowers in respect of any sum due from the Borrowers to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, the Borrowers jointly and severally agree, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.

2.20 Borrowers’ Representative.  Each of the Borrowers hereby appoints the Company as its non-exclusive representative, and grants to the Company an irrevocable power of attorney to act as its attorney-in-fact, with regard to all matters relating to this Agreement and each of the other Loan Documents, including, without limitation, execution and delivery of any Notice of Borrowing, and amendments, supplements, waivers or other modifications hereto or thereto, receipt of any notices hereunder or thereunder and receipt of service of process in connection herewith or therewith and making all elections as to interest rates and interest payment dates.  (In such capacity, the Company is herein referred to as the “Borrowers’ Representative.”)  The Administrative Agent and the Lenders shall be entitled to rely exclusively on the Borrowers’ Representative’s authority so to act in each instance without inquiry or investigation, and each of the Borrowers hereby agrees to indemnify and hold harmless the Administrative Agent and the Lenders for any losses, costs, delays, errors, claims, penalties or charges arising from or out of the Borrowers’ Representative’s actions pursuant to this Section 2.20 and the Administrative Agent’s and the Lenders’ reliance thereon and hereon.  Notice from the Borrowers’ Representative shall be deemed to be notice from all of the Borrowers and notice to the Borrowers’ Representative shall be deemed to be notice to all of the Borrowers.  Nothing in this Section 2.20 shall vitiate or be held contrary to the Borrowers’ representations and covenants regarding the Loans or the net worth or solvency of the Borrowers made herein or in any of the Loan Documents.

2.21 European Monetary Union.  (a)  If (i) any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro, or (ii) any Optional Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such currency as lawful currency of such nation and the Administrative Agent shall so request in a notice delivered to the Borrowers, then any amount payable hereunder by the Borrowers in such Optional Currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate recognized by the European Central Bank for the purpose of implementing the replacement of the relevant Optional Currency by the Euro (and the provisions governing payments in Optional Currencies in this Agreement shall apply to such payment in the Euro as if such payment in the Euro were a payment in an Optional Currency) (a “Currency Replacement”).  Prior to the occurrence of the event or events described in clauses (i) and (ii) of the preceding sentence, each amount payable hereunder in any Optional Currency will, except as otherwise provided herein, continue to be payable only in that Optional Currency.

(b) The Borrowers agree, at the request of the Administrative Agent, to compensate the Administrative Agent or any Lender for any loss, cost, expense or reduction in return that the Administrative Agent or such Lender shall reasonably determine shall be incurred or sustained by the Administrative Agent or such Lender as a result of a Currency Replacement and that would not have been incurred or sustained but for the transactions provided for herein.  A certificate of the Administrative Agent or such Lender setting forth the determination of the amount or amounts necessary to compensate the Administrative Agent or such Lender shall be delivered to the Borrowers through the Administrative Agent and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis.  The Borrowers shall pay the Administrative Agent or such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(c) The Borrowers agree at the time of or at any time following the implementation of any changes to the European monetary union, to use reasonable efforts to enter into an agreement amending this Agreement in order to reflect the implementation of such changes, and to place the Lenders and the Borrowers in the position with respect to the settlement of payments of the Euro as they would have been with respect to the settlement of the Optional Currency it replaced.

2.22 Foreign Borrower Obligations.  (a)  Notwithstanding the joint and several liability of the Borrowers under this Agreement, each Foreign Borrower shall be liable solely for principal and interest on Loans (or Reimbursement Obligations) specifically made or advanced to (or issued for the account of) such Foreign Borrower.  Each Foreign Borrower shall be liable only for its pro rata share of all fees and expenses and other sums due hereunder (other than principal and interest on the Loans) based upon the ratio of Loans outstanding to such Foreign Borrower to the total amount of Loans outstanding hereunder.  A Foreign Borrower shall only be liable for indemnities to be paid under or in relation to this Agreement if and to the extent the corresponding damages are caused by such Foreign Borrower.  For the avoidance of doubt, no Foreign Borrower shall be liable for the principal of or interest on any Loan made or advanced to any Domestic Borrower (and not to such Foreign Borrower), any Reimbursement Obligation relating to a Letter of Credit issued for the account of a Domestic Borrower or, except as specifically provided in this Section 2.22(a), any other Obligation of a Domestic Borrower.

(b) Any Foreign Borrower may from time to time deliver a termination notice to the Administrative Agent requesting that it no longer be a party hereto.  Such termination shall be effective two Business Days after receipt by the Administrative Agent so long as all obligations of such Foreign Borrower hereunder have been paid in full (including principal, interest and other amounts) and no Letter of Credit issued for the account or benefit of such Foreign Borrower is outstanding; provided that, to the extent this Agreement provides for the survival of certain provisions upon termination hereof, such surviving provisions shall survive a termination under this subsection with respect to any such Foreign Borrower.  Following receipt of such notice, no further Loans may be borrowed by such Foreign Borrower hereunder, unless such Foreign Borrower shall thereafter rejoin this Agreement as a Borrower pursuant to the joinder provisions of Section 5.9 hereof.

(c) With respect to each Borrower that is incorporated or formed in Denmark, such Borrower’s obligations under this Agreement or under any of the other Loan Documents shall be limited if and to the extent required to comply with Danish statutory provisions on unlawful financial assistance including without limitation, Sections 206, 207, 208, 209, 210, 211 and 212 of the Danish Companies Act (2009) or any other applicable financial assistance rules of Denmark.

2.23 Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.16 or 2.17 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal, regulatory or other disadvantage, and provided, further, that nothing in this Section shall affect or delay the required performance of any of the obligations of the Borrowers or the rights of any Lender pursuant to Sections 2.16 or 2.17.

2.24 Substitution of Lenders.  Upon the receipt by the Borrowers from any Lender (an “Affected Lender”) of a notice under Section 2.13(b) or 5.9(b) or a claim under Section 2.16 or 2.17, or at any time that a Lender is a Defaulting Lender, the Borrowers may:  (a) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s or Defaulting Lender’s, as the case may be, Loans and Commitment; or (b) replace such Affected Lender or Defaulting Lender, as the case may be, by designating another Lender or financial institution that is willing to acquire such Loans and assume such Commitment; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement Lender or institution shall purchase, at par, all Loans, accrued interest, accrued fees and other amounts owing to such replaced Lender on and as of the date of replacement, (iv) the Borrowers shall be liable to such replaced Lender under Section 2.18 if any LIBOR Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto and shall pay any such amounts to such Lender on the date of such replacement, (v) the replacement Lender or institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrowers or replacement Lender shall be obligated to pay the registration and processing fee), (vii) the Borrowers shall pay all additional amounts (if any) required pursuant to Sections 2.16 or 2.17, as the case may be, to the extent such additional amounts were incurred on or prior to the consummation of such replacement, (viii) in the case of any such assignment resulting from a claim under Section 2.16 or 2.17, such assignment will result in a reduction in such compensation or payments thereafter and (ix) in the case of any such assignment resulting from a notice under Section 5.9(b), such assignment will result in the applicable Foreign Subsidiary becoming a Borrower hereunder.

2.25 Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) such Defaulting Lender shall no longer be entitled to receive its Commitment Percentage of Commitment Fees or Letter of Credit Fees otherwise payable pursuant to Sections 2.7 and 2.8 hereof, and thereafter, so long as any Lender is a Defaulting Lender, the fees payable to the non-Defaulting Lenders pursuant to Section 2.7 and 2.8 shall be based on their Adjusted Commitment Percentages; provided that (i) if a Letter of Credit Collateral Account is maintained pursuant to Section 2.25(c)(iv), the Borrower shall not be required to pay any fees pursuant to Section 2.8 with respect to the unallocated portion of such Defaulting Lender’s Commitment Percentage of all Letter of Credit Obligations, and (ii) if any Defaulting Lender’s Commitment Percentage of the Letter of Credit Obligations is neither reallocated nor cash collateralized pursuant to Section 2.25(c), then without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all fees payable under Section 2.8 with respect thereto shall be payable to the applicable Issuing Lender(s) until such Defaulting Lender’s Commitment Percentage of the Letter of Credit Obligations is reallocated and/or cash collateralized.

(b) such Defaulting Lender, or the Commitment Percentage of such Defaulting Lender, as applicable, shall not be included in determining whether all Lenders or Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any outstanding Swing Line Loans or Letters of Credit exist at the time a Lender becomes a Defaulting Lender then:

(i) such Defaulting Lender’s pro rata portion of such Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Adjusted Commitment Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Adjusted Commitment Percentages of the  aggregate principal amount of all outstanding Swing Line Loans plus the aggregate Dollar Equivalent principal amount of all outstanding Revolver Loans plus the aggregate amount of the Letter of Credit Obligations then outstanding does not exceed the aggregate amount of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.2 are satisfied at such time; and

(ii) such Defaulting Lender’s participation interests in such outstanding Letters of Credit shall be reallocated among the non-Defaulting Lenders in accordance with their respective Adjusted Commitment Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Adjusted Commitment Percentages of the  aggregate principal amount of all outstanding Swing Line Loans plus the aggregate Dollar Equivalent principal amount of all outstanding Revolver Loans plus the aggregate amount of the Letter of Credit Obligations then outstanding does not exceed the aggregate amount of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.2 are satisfied at such time; and

(iii) to the extent that all or any part of such Defaulting Lender’s pro rata portion of Swing Line Loans cannot be reallocated pursuant to Section 2.25(c)(i), then the Borrowers (A) shall, within 15 days following notice from the Administrative Agent until such Defaulting Lender ceases to be a Defaulting Lender under this Agreement, establish and, thereafter, maintain a special collateral account (the “Swing Line Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Section 9.2, in the name of the Borrowers but under the sole dominion and control of the Administrative Agent, (B) grant to the Administrative Agent for the benefit of the Lenders, solely as security for repayment of the unallocated portion of such Defaulting Lender’s Commitment Percentage of outstanding Swing Line Loans, a security interest in and to the Swing Line Collateral Account and any funds that may thereafter be deposited therein and (C) shall maintain in the Swing Line Collateral Account an amount equal to the unallocated portion of such Defaulting Lender’s Commitment Percentage of outstanding Swing Line Loans; and

(iv) to the extent that all or any part of such Defaulting Lender’s participations in outstanding Letters of Credit cannot be reallocated pursuant to Section 2.25(c)(ii), then the Borrowers (A) shall, within 15 days following notice from the Administrative Agent until such Defaulting Lender ceases to be a Defaulting Lender under this Agreement, establish and, thereafter, maintain a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Section 9.2 in the name of the Borrowers but under the sole dominion and control of the Administrative Agent, (B) grant to the Administrative Agent for the benefit of the Lenders, as security for the unallocated portion of such Defaulting Lender’s Commitment Percentage of all Letter of Credit Obligations, a security interest in the Letter of Credit Collateral Account and any funds that may be deposited therein and (C) shall maintain in the Letter of Credit Collateral Account an amount equal to the unallocated portion of such Defaulting Lender’s Commitment Percentage of all Letter of Credit Obligations, regardless of whether any Letters of Credit have then been drawn.

(d)           the Swing Line Lender shall not be required to, but in its sole discretion may from time to time elect to, fund any Swing Line Loan and no Issuing Lender shall be required to, but in its sole discretion may from time to time elect to, issue, amend or increase any Letter of Credit, unless it is satisfied in its sole discretion that the related exposure will be 100% covered by the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.25(c), and participating interests in any newly made Swing Line Loans or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.25(c)(i) or Section 2.25(c)(ii), as applicable, and such Defaulting Lender shall not participate therein.

(e)           any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise, but excluding Section 2.24) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lenders and the Swing Line Lender hereunder, (iii) third, to the funding of any Loan or the funding of any participating interest in any Swing Line Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrowers’ Representative, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; provided that, if an Event of Default shall have occurred and be continuing, any payments that would be made to the Borrowers may be applied by the Administrative Agent to the Obligations in such order as the Administrative Agent shall elect and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Letters of Credit for which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.2 are satisfied, the remaining portion of such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

(f)           In the event that the Administrative Agent, the Borrowers, each Issuing Lender and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Loans and Letters of Credit participations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment Percentage and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage, subject to the provisions of Section 2.18.

SECTION 3.                             REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of the Borrowers hereby represents and warrants to the Administrative Agent and each Lender that:

3.1 Financial Condition.  The consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2011 and the related consolidated statements of income and of cash flows for the period ended on such date, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the period then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.  Neither the Company nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guaranty Obligation, liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is required by GAAP to be but is not reflected in the foregoing statements or in the notes thereto.

3.2 No Change.  Since December 31, 2011, there has been no development or event nor any prospective development or event which has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Existence; Compliance with Law.  Each of the Borrowers and its Subsidiaries (a) is duly organized, validly existing and in good standing (to the extent applicable in the relevant jurisdiction of formation) under the laws of the jurisdiction of its organization, (b) has the corporate or other power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to transact business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that its failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Corporate Power; Authorization; Enforceable Obligations.  Each of the Borrowers has the corporate or other power, authority, and legal right to make, deliver and perform this Agreement,  the Applications and each other Loan Document to which it is a party and to borrow hereunder and has taken all necessary corporate or other action to authorize the Extensions of Credit on the terms and conditions of this Agreement and each other Loan Document to which it is a party and to authorize the execution, delivery and performance of this Agreement and each other Loan Document to which it is a party.  No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person (including stockholders and creditors of the Borrowers) is required in connection with the Extensions of Credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, the Notes, the Applications or any other Loan Document, except to the extent that such consent or authorization has been obtained or such filing or action has been completed prior to the date hereof.  This Agreement has been and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of such Borrower.  This Agreement constitutes and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Borrowers party thereto enforceable against such Borrowers in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar.  The execution, delivery and performance of this Agreement, the Notes, the Applications and the other Loan Documents by the Borrowers, the Extensions of Credit extended hereunder and the use of the proceeds thereof will not violate any Requirement of Law or material Contractual Obligation of any Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any properties or revenues of any Borrower pursuant to any such Requirement of Law or material Contractual Obligation.

3.6 No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrowers, threatened against any Borrower or any of their respective Subsidiaries or against any of its or their respective properties or revenues (a) with respect to this Agreement, the Notes, the other Loan Documents or any of the transactions contemplated hereby, or (b) as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, could have a Material Adverse Effect.

3.7 No Default.  Neither the Company, any other Borrower nor any of its or their Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

3.8 Taxes.  Each of the Borrowers has filed or caused to be filed all tax returns which, to its knowledge, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves, if any, in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be); no federal tax Lien has been filed against any of the Borrowers or any of their Subsidiaries.

3.9 Federal Regulations.  No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U or for any purpose which violates the provisions of Regulation U or any other Regulations of the Board of Governors of the Federal Reserve System.  If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-l referred to in said Regulation U.  In addition, and without limiting the foregoing, no part of the proceeds of the Loans hereunder will be used for any purpose which violates, or which is inconsistent with, the provisions of Regulations T, U and X.

3.10 ERISA.  (a)  Each Plan (such representations in respect of any Multiemployer Plan being made to the best knowledge of each Borrower) has complied in all material respects with the applicable provisions of ERISA and the Code, except for any noncompliance that could not reasonably be expected to result in a liability to the Borrowers and their Subsidiaries in excess of $5,000,000 in the aggregate.  No prohibited transaction (as defined in subsection 7.1(i)), Unpaid Minimum Required Contribution or Reportable Event has occurred with respect to any Single Employer Plan that could reasonably be expected to result in a liability to the Borrowers and their Subsidiaries in excess of $5,000,000 in the aggregate.  The present value of all accrued benefits under each Single Employer Plan of which any Borrower, any Subsidiary or a Commonly Controlled Entity is a sponsor (based on those assumptions used to fund the Plans), as calculated by such Borrower’s actuaries, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of the Plans allocable to such benefits by an amount which could reasonably be expected to have a Material Adverse Effect.  Neither any Borrower, any Subsidiary nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan and neither any Borrower nor any Subsidiary or Commonly Controlled Entity would become subject under ERISA to any liability if any Borrower, any Subsidiary or any such Commonly Controlled Entity were to withdraw completely from any Multiemployer Plan as of the valuation date most closely preceding the date this representation is made or deemed made, except in each case to the extent such liability to the Borrowers and their Subsidiaries could not reasonably be expected to exceed $5,000,000 in the aggregate.  To the knowledge of the Borrowers, such Multiemployer Plans are neither in Reorganization as defined in Section 4241 of ERISA nor Insolvent as defined in Section 4245 of ERISA.  The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrowers and each Subsidiary and Commonly Controlled Entity for post-retirement benefits to be provided to their current and former employees under plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such plans allocable to such benefits by an amount in excess of $5,000,000.  Neither any Borrower, any Subsidiary nor any Commonly Controlled Entity has any or has received notice of any liability under the Coal Industry Retiree Health Benefit Act of 1992 that could reasonably be expected to result in a liability to the Borrowers and their Subsidiaries in excess of $5,000,000 in the aggregate.  Neither a Reportable Event nor an Unpaid Minimum Required Contribution has occurred during the five-year period to the date on which this representation is made or deemed made with respect to any Single Employer Plan or Multiemployer Plan that could reasonably be expected to result in a liability to the Borrowers and their Subsidiaries in excess of $5,000,000 in the aggregate for all such Single Employer Plans and Multiemployer Plans.  No (i) termination of a Single Employer Plan has occurred during such five-year period that could reasonably be expected to result in a liability to the Borrowers and their Subsidiaries in excess of $5,000,000 in the aggregate and (ii) no Lien on assets of any of the Borrowers, any Subsidiary or any Commonly Controlled Entity in favor of the PBGC or a Plan has arisen during such five-year period.  Each Plan intended to be qualified under Section 401(a) of the Code, as most recently amended, including amendments to any trust agreement, group annuity or insurance contract, or other governing instrument, is the subject of a favorable determination by the Internal Revenue Service with respect to its qualification under Section 401(a) of the Code or uses a prototype or volume submitter plan that is the subject of a favorable opinion letter issued by the Internal Revenue Service, and to the knowledge of the Borrowers, no amendment adopted after such determination negatively affects the qualification of such Plan in a manner that could reasonably be expected to have a Material Adverse Effect, which shall be determined for purposes of this subsection by treating any incremental liability to such Plan and its participants or beneficiaries resulting from such an amendment as if payable by the Borrowers.

(b) With respect to each Foreign Pension Plan, (i) no Foreign Benefit Event has occurred, no liability (whether or not such liability is being litigated ) has been asserted against any Borrower, any Subsidiary or any Commonly Controlled Entity by the applicable Governmental Authority or other Person in an aggregate amount that could reasonably be expected to have a Material Adverse Effect, (ii) no Lien has attached on any of the Borrower’s, any Subsidiary’s or any Commonly Controlled Entity’s property as a result of failure to comply with any Law or as a result of the termination of any Foreign Pension Plan, and (iii) neither any Borrower, any Subsidiary nor any Commonly Controlled Entity has an unfulfilled obligation to contribute to any Foreign Pension Plan that could reasonably be expected to have a Material Adverse Effect.

3.11 Investment Company Act.  None of the Borrowers is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.12 [Intentionally Omitted].

3.13 Environmental Matters.  Except to the extent that all of the following could not reasonably be expected to have a Material Adverse Effect:

(a) The Properties do not contain, and have not previously contained, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Materials of Environmental Concern in amounts or concentrations that constitute or constituted a violation of, or reasonably could give rise to liability under Environmental Laws.

(b) The Properties and all operations and facilities at the Properties are in compliance, and have in the last five years been in compliance with all Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any Borrower or any Subsidiary thereof which could interfere with the continued operation of any of the Properties or impair the fair saleable value of any thereof.  None of the Borrowers nor any of their Subsidiaries have assumed any liability of any Person under Environmental Laws.

(c) Neither the Company nor any other Borrower nor any of their Subsidiaries has received or is aware of any claim, notice of violation, alleged violation, non-compliance, investigation or advisory action or potential liability regarding environmental matters or compliance of Environmental Law with regard to the Properties which has not been satisfactorily resolved by the Company or such other Borrower or Subsidiary, nor is the Company nor any other Borrower or Subsidiary aware or have reason to believe that any such action is being contemplated, considered or threatened.

(d) Materials of Environmental Concern have not been generated, treated, stored, transported, disposed of, at, on, from or under any of the Properties by any of the Borrowers nor any of their Subsidiaries, nor have any Materials of Environmental Concern been transferred by any of the Borrowers or any of their Subsidiaries from the Properties to any other location except in either case in the ordinary course of business of the Borrowers or any Subsidiary thereof in compliance with all Environmental Laws and such that it could not reasonably be expected to give rise to liability under any applicable Environmental Law.

(e) There are no governmental, administrative actions or judicial proceedings pending or, to the best knowledge of each Borrower and its Subsidiaries after reasonable inquiry, contemplated or threatened under any Environmental Laws to which the Company or any Subsidiary is or will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operation of the Company or any of its Subsidiaries in connection with the Properties or otherwise in connection with the business operated by the Company or any of its Subsidiaries in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under any Environmental Law.

3.14 No Material Misstatements.  No financial statement, exhibit or schedule furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement, any Note or any other Loan Document contains any misstatement of fact, or omitted or omits to state any fact necessary to make the statements therein not misleading under the circumstances under which they were made or given, where such misstatement or omission would be material to the interests of the Lenders with respect to the performance of one or more Borrowers of its or their obligations hereunder or thereunder.

3.15 Title to Properties.  The Borrowers have good and marketable title to or valid leasehold interests in all material properties, assets and other rights which they purport to own or lease or which are reflected as owned or leased on their respective books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases, except for minor defects in title that do not interfere in any material respect with their ability to conduct their businesses as presently conducted.  All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained unless the failure to be in effect or to obtain such consent would not have a Material Adverse Effect.

3.16 Intellectual Property.  Each of the Borrowers owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those as to which the failure to own or license could not reasonably be expected to have a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property, nor does such Borrower know of any valid basis for any such claim which could reasonably be expected to have a Material Adverse Effect.  The use of such Intellectual Property by the Borrowers and their Subsidiaries does not infringe the rights of any Person, except for such claims and infringements that, in the aggregate, do not have a Material Adverse Effect.

3.17 List of Subsidiaries.  All of the Subsidiaries of each Borrower as of the date hereof are listed on Schedule 3.17 to this Agreement under its name.

3.18 Solvency.  Each of the Borrowers is, and after receipt and application of the initial Loans hereunder will be, solvent such that:  (a) the fair value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of such Borrower) is greater than the total amount of its liabilities, including without limitation, Guaranty Obligations, (b) the present fair salable value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of such Borrower) is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, and (c) it is able to realize upon its assets and pay its debts and other liabilities and commitments (including Guaranty Obligations) as they mature in the normal course of business.  Each Borrower (a) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (b) is not engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged.

3.19 Insurance.  All insurance policies and bonds maintained by the Borrowers and their Subsidiaries or any replacements thereof provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Borrowers and their Subsidiaries in accordance with prudent business practice in the industry of the Borrowers and their Subsidiaries.

3.20 Anti-Terrorism Laws.

(a) General.  None of the Borrowers nor any Subsidiary or Affiliates of any of the Borrowers is in violation of any Anti-Terrorism Law nor does any Borrower engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224.  None of the Borrowers nor any of their respective Subsidiaries, Affiliates or agents acting or benefiting in any capacity in connection with the Loans made or the Letters of Credit issued hereunder or other transactions contemplated by this hereby, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement  website or other  replacement  official  publication of such list, or

(vi) a Person who is an Affiliate of a Person listed above.

No Borrower, nor to the knowledge any Borrower, any of its Subsidiaries, Affiliates or agents acting in any capacity in connection with the Loans made or the Letters of Credit issued hereunder or other transactions contemplated hereby (i) conducts any business with, or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property  blocked  pursuant to Executive Order No. 13224.

SECTION 4.                             CONDITIONS PRECEDENT

4.1 Conditions to Closing.  This Agreement shall become effective upon the satisfaction of each of the following conditions precedent:

(a) Credit Agreement, Notes and Sharing Agreement.  The Administrative Agent shall have received (i) this Agreement, (A) executed and delivered by a duly authorized officer of each Borrower, with a counterpart for each Lender, and (B) executed and delivered by a duly authorized officer of each Lender, (ii) for the account of each Lender, a Revolver Note, and (iii) a Swing Line Note for the account of the Swing Line Lender, in the case of clauses (ii) and (iii) hereof, conforming to the requirements hereof and executed by a duly authorized officer of each Borrower.  The Administrative Agent shall have received the Sharing Agreement, executed and delivered by a duly authorized officer of each party thereto.

(b) Corporate and other Documents.  The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary (or where customary in the relevant jurisdiction of a Borrower, a director or directors or other Persons acceptable to the Administrative Agent) of each Borrower certifying the resolutions of the board of directors (or other appropriate management committee) of such Person and, to the extent required under applicable Law or the organizational documents of any Borrower the shareholders of each Borrower (or other appropriate governing body) and true and correct copies of the organizational and other constitutional documents of such Person certified where applicable by the appropriate Governmental Authority and the signatures and incumbency of the officers of such Person authorized to sign the Loan Documents to which it is a party, and such certificates and attachments thereto shall be in form and substance satisfactory to the Administrative Agent.  The documents and certifications of the Secretary or an Assistant Secretary contemplated in this subsection may be included within the certificate contemplated by subsection 4.1(f) below.

(c) Fees and Expenses.  The Administrative Agent shall have received (i) the fees required to be paid on the Closing Date pursuant to the Fee Letter and (ii) all other fees and expenses due and payable hereunder on or before the Closing Date (if then invoiced), including, without limitation, the reasonable fees and expenses accrued through the Closing Date of Ballard Spahr LLP, counsel to the Administrative Agent in connection with the transactions contemplated by the Loan Documents.

(d) Legal Opinion.  The Administrative Agent shall have received the executed legal opinion of counsel to the Borrowers, substantially in the form of Exhibit E.

(e) Certificates of Formation; Good Standing.  The Administrative Agent shall have received, to the extent applicable, (a) a Certificate of Formation, (b) certificates of good standing, subsistence and/or status or the like dated a recent date and (c) an official extract of the trade register, in each case from the appropriate Governmental Authority in the state of formation of each Borrower.

(f) No Material Adverse Effect; Closing Certificate.  No Material Adverse Effect shall have occurred since December 31, 2011 delivered to the Administrative Agent.  The Administrative Agent shall have received a certificate from the Borrowers, dated as of the Closing Date, and executed by a Responsible Officer of such party stating that, as of the Closing Date and after giving effect to the initial Loans made and Letters of Credit issued on such date (i) all of the representations and warranties made by such party herein and in the other Loan Documents are true and correct in all material respects (except that any such representation and warranty that is given as of a particular date or period and relates solely to such date or period is true and correct in all material respects as of such date or period), (ii) no Default or Event of Default exists and (iii) no Material Adverse Effect has occurred since December 31, 2011.

(g) Governmental Approvals.  The Administrative Agent shall have received evidence that any necessary authorizations for the consummation of the transactions contemplated hereby have been obtained.

(h) Existing Credit Agreement.  The Existing Credit Agreement shall have been terminated and all Indebtedness thereunder shall have been repaid in full.

(i) Insurance.  The Administrative Agent shall have received certificates of insurance with respect to the Borrowers’ fire, casualty, liability and other insurance.

(j) Additional Matters.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

4.2 Conditions to Each Extension of Credit.  The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, its initial Extension of Credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties.  Each of the representations and warranties made by each Borrower herein or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c) No Contravention of Law.  The making of the Loans or the issuance of the Letter of Credit shall not contravene any Requirement of Law.

Each request by the Borrowers for an Extension of Credit hereunder shall constitute a representation and warranty by the Borrowers as of the date of such Extension of Credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5.                            AFFIRMATIVE COVENANTS

Each of the Borrowers hereby agrees that, so long as the Commitments remain in effect, any Note or Letter of Credit remains outstanding and unpaid, or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, such Borrower shall:

5.1 Financial Statements.  Furnish to each Lender:

(a) as soon as available, but in any event not later than 90 days after the close of each fiscal year of the Company (or such shorter period as required by clause (ii) below), a copy of the annual audit report for such year for the Company and its consolidated Subsidiaries, including therein a consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal year, and related consolidated statements of income and retained earnings and changes in cash flows of the Company and its consolidated Subsidiaries for such fiscal year, all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with the prior year with such changes thereon as shall be approved by the Company’s independent certified public accountants, such financial statements to be certified by PriceWaterhouseCoopers LLP or other nationally recognized independent certified public accountants selected by the Company, without a “going concern” or like qualification or exception or qualification arising out of the scope of the audit (it being understood and agreed that (i) delivery of the Company’s report on Form 10-K as filed with the Securities and Exchange Commission shall satisfy the provisions of this subsection and (ii) in no event shall the Company deliver to the Lenders any such report later than five days after the date such report is required to be filed with the Securities and Exchange Commission under the then current rules of the Securities and Exchange Commission); and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three fiscal quarters of the Company (or such shorter period as required by clause (ii) below), unaudited consolidated financial statements of the Company and its consolidated Subsidiaries, including therein (i) a consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal quarter, (ii) the related consolidated statements of income and retained earnings of the Company and its consolidated Subsidiaries, and (iii) the related consolidated statement of changes in cash flows of the Company and its consolidated Subsidiaries all for the period from the beginning of such fiscal quarter to the end of such fiscal quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the corresponding figures for the like period of the preceding fiscal year; all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with prior periods and accompanied by a certificate of a Responsible Officer of the Company stating that the financial statements fairly present the financial condition of the Company and its consolidated Subsidiaries as of the date and for the periods covered thereby (subject to normal year-end audit adjustments) (it being understood and agreed that (i) delivery of the Company’s report on Form 10-Q as filed with the Securities and Exchange Commission shall satisfy the provisions of this subsection and (ii) in no event shall the Company deliver to the Lenders any such financial statements later than five days after the date such financial are required to be filed with the Securities and Exchange Commission under the then current rules of the Securities and Exchange Commission).

The Agent and each Lender is authorized to show or deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of the Company and its Subsidiaries which may be furnished to any Lender or come to its attention pursuant to this Agreement or otherwise, to any regulatory body or agency having jurisdiction over such Lender.

5.2 Certificates; Other Information.  Furnish to each Lender:

(a) [Intentionally Omitted];

(b) concurrently with the delivery of the financial statements referred to in subsections 5.1(a) and 5.1(b), a certificate of a Responsible Officer of the Company (each a “Compliance Certificate”) showing in detail the calculations demonstrating compliance with the financial covenants set forth in Section 6.1, together with a certificate of a Responsible Officer of the Company stating that, to the best of his or her knowledge, each of the Borrowers during such period has kept, observed, performed and fulfilled each and every covenant and condition contained in this Agreement and in the Notes and the other Loan Documents to which it is a party and that such officer has obtained no knowledge of any Default or Event of Default except as specifically indicated; if the Compliance Certificate shall indicate that such officer has obtained knowledge of a Default or Event of Default, such Compliance Certificate shall state what efforts the Borrowers are making to cure such Default or Event of Default;

(c) concurrently with the delivery of the annual or quarterly financial statements referred to in subsections 5.1(a) and 5.1(b), sufficient financial information to permit the Lenders to calculate Adjusted EBITDA and Modified EBITDA;

(d) upon the request of the Administrative Agent, which request shall be at the direction of the Required Lenders, promptly upon their becoming available to a Borrower, any reports, including management letters, submitted to a Borrower by its independent accountants in connection with any annual, interim or special audit; and

(e) promptly following the execution thereof, a copy of any acquisition agreement executed by a Borrower or Subsidiary thereof in respect of a proposed acquisition for which the proposed aggregate consideration paid (including payments under any non-compete arrangements and assumption of debt) is $40,000,000 or more;

(f) promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

5.3 Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (including but not limited to all taxes, assessments and governmental charges and levies upon them or upon any of their respective income, profits or property prior to the date on which penalties attach thereto), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be.

5.4 Maintenance of Existence.  Except as otherwise permitted in Section 6.3, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business; and comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not in the aggregate reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Insurance; Property.

(a) Insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, worker’s compensation, public liability and business interruption insurance) and against other risks in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self insurance to the extent customary.

(b) Maintain in good repair, working order and condition (ordinary wear and tear and casualty excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and, from time to time, each of the Company and its Subsidiaries will make or cause to be made all appropriate repairs, renewals or replacements thereof, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect.

5.6 Inspection of Property; Books and Records; Discussions.  Keep proper books of records and account in conformity with GAAP and all Requirements of Law; and upon reasonable notice permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with their independent certified public accountants.

5.7 Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Borrower or any Subsidiary thereof or (ii) litigation, investigation or proceeding which may exist at any time between any Borrower or any Subsidiary thereof and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Borrower or any Subsidiary thereof which, if adversely determined, could have a Material Adverse Effect, as reasonably determined by the Company’s corporate counsel; and

(d) an event which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrowers and their Subsidiaries propose to take with respect thereto.

5.8 Environmental Laws.

(a) Comply with, and require compliance by all tenants and all subtenants, if any, with, all Environmental Laws and obtain and comply with and maintain, and require that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except in each case to the extent that failure to so comply or obtain or maintain such documents could not reasonably be expected to have a Material Adverse Effect;

(b) Comply with all lawful and binding orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect; and

(c) Defend, indemnify and hold harmless each of the Agents and the Lenders, and their respective employees, agents, officers, directors, successors and assigns (each an “Indemnified Party”) from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to any violation of or noncompliance with or liability under any Environmental Laws, or any orders, requirements or demands of Governmental Authorities related thereto which in each case relate to or arise in connection with any Borrower or any of their Subsidiaries, any Property or any activities relating to any other property or business of a Borrower or its Subsidiaries or the enforcement of any rights provided herein or in the other Loan Documents, including, without limitation, attorneys’ and consultants’ fees, response costs, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of such Indemnified Party and its respective employees, agents, officers or directors.  This indemnity shall continue in full force and effect regardless of the termination of this Agreement and the payment of the Notes.

5.9 Notice and Joinder of New Subsidiaries.  Notify the Administrative Agent as soon as practicable of its ownership of any Subsidiary that is not a Borrower (other than a Foreign Subsidiary) in which the aggregate amount of loans and investments made by the Borrowers in such Subsidiary, or the assets of which, exceeds $5,000,000 (a “New Material Domestic Subsidiary”), and cause such New Material Domestic Subsidiary to execute and deliver to the Administrative Agent within sixty (60) days after the date such New Material Domestic Subsidiary is acquired or otherwise exceeds the $5,000,000 threshold set forth above, a Joinder and Assumption Agreement pursuant to which it shall, among other things, become a Borrower hereunder; provided that a Securitization Subsidiary shall not be required to execute and deliver a Joinder and Assumption Agreement.  The Company may elect at any time, with the written consent of the Administrative Agent (such consent not to be unreasonably withheld and, in all events, to be subject to the procedures set forth below in this Section 5.9), to have any Foreign Subsidiary become a Borrower hereunder (subject to the provisions of Section 2.22(a) hereof) by executing and delivering to the Administrative Agent a Joinder and Assumption Agreement; provided that, notwithstanding anything herein to the contrary, (a) the Company has provided the Administrative Agent at least ten Business Days’ prior written notice (and the Administrative Agent shall promptly after receipt of such notice provide notice thereof to the Lenders) and (b) if any Lender notifies the Administrative Agent and the Borrowers’ Representative in writing within five Business Days after receipt of notice of such designation that (i) as a result of such new Foreign Subsidiary becoming a Borrower hereunder, such Lender is reasonably likely to suffer adverse consequences including without limitation withholding tax (except to the extent, in respect of economic consequences, such Lender is indemnified therefor pursuant to Sections 2.16 and 2.17) or (ii) it is reasonably likely to be contrary to any Law, direction, internal policy or its constitution for such Lender to make available any credit extensions hereunder to such Foreign Subsidiary, then, unless such Lender is replaced pursuant to Section 2.24, such Foreign Subsidiary shall be prevented from becoming a Borrower hereunder (and the designation of such Foreign Subsidiary as a Borrower shall be deemed withdrawn).

5.10 Use of Proceeds.  Use the proceeds of the Loans (i) for working capital and general corporate purposes in the ordinary course of business including to pay all or a portion of the purchase price for Permitted Acquisitions and repurchases of Capital Stock of the Company and (ii) to repay, retire or otherwise satisfy Indebtedness, including without limitation Indebtedness under the Existing Credit Agreement.

5.11 Subsequent Credit Terms.  Notify the Administrative Agent in writing prior to entering into any new credit arrangement or any amendment or modification of any existing credit arrangement, in each case providing debt financing of $5,000,000 or more, pursuant to which any of the Borrowers agrees to (a) financial covenants, (b) other than with respect to Capital Leases or purchase money financing, limitations on liens or (c) limitations on incurring debt, which in any such case are less favorable in any material respect to any of the Borrowers than those contained in this Agreement (any such less favorable provisions, the “New Provisions”).  Effective upon any Borrower’s entry into any such agreement, amendment or modification, this Agreement, at the option of the Required Lenders in their sole discretion, shall be and shall be deemed to be immediately amended to add the New Provisions (until such agreement is terminated and all amounts owing thereunder are repaid, at which point the New Provisions shall no longer be effective); provided, however, that the foregoing shall not be applicable to or be deemed to affect any provision of this Agreement if any such agreement, amendment or modification is more favorable to such Borrower.  Each of the Borrowers hereby agrees promptly to execute and deliver any and all such documents and instruments and to take all such further actions as the Administrative Agent may, in its sole discretion, deem necessary or appropriate to effectuate the provisions of this Section 5.11.

5.12 [Intentionally Omitted].

5.13 Anti-Terrorism Laws.  The Borrowers and their respective Subsidiaries, Affiliates and agents shall not (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making of or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act.  The Borrowers shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender, confirming the Borrowers’ compliance with this Section 5.13.

5.14 Books and Records.  Maintain books and records of account in accordance with GAAP.

5.15 ERISA.  Except to the extent that the following described events or conditions could not reasonably be expected to result in or indicate a liability to the Borrowers and their Subsidiaries of more than $5,000,000 in the aggregate, furnish to the Administrative Agent (a) promptly and in any event within 30 days after it has knowledge that any Borrower, any Subsidiary or any Commonly Controlled Entity has incurred Withdrawal Liability, or that any Multiemployer Plan is in Reorganization or that any Reportable Event or Foreign Benefit Event has occurred with respect to any Plan or Foreign Pension Plan or that PBGC has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan or to appoint a trustee to administer any Plan, a statement setting forth the amount of such Withdrawal Liability, the details of the Reorganization, Reportable Event, Foreign Benefit Event or termination or appointment proceedings and the action which it (or the Multiemployer Plan sponsor or Plan sponsor if other than a Borrower) proposes to take with respect thereto, together with a copy of any notice of Withdrawal Liability or Reorganization given to any Borrower, any Subsidiary or Commonly Controlled Entity and a copy of the notice of such Reportable Event given to PBGC or a copy of the notice of such Foreign Benefit Event, in each case, if a copy of such notice is reasonably available to a Borrower, any of its Subsidiaries or Commonly Controlled Entity, (b) promptly after receipt thereof, a copy of any notice (i) any Borrower, any Subsidiary or any Commonly Controlled Entity or the sponsor of any Plan receives from PBGC, the Internal Revenue Service or the Department of Labor which sets forth or proposes any negative action or determination with respect to such Plan and (ii) any Borrower, any Subsidiary or any Commonly Controlled Entity or the sponsor of any Foreign Pension Plan receives from any Government Authority regulating such Foreign Pension Plan which sets forth or proposes any action or determination with respect to such Foreign Pension Plan, (c) promptly, and in any event within fifteen (15) days after receipt thereof, a copy of any Adjusted Funding Target Attainment Percentage certification by a Plan actuary if such certification reflects an Adjusted Funding Target Attainment Percentage of less than 80%, and (d) promptly and in any event within fifteen (15) days of the date on which such certification should have been received, a notice of the failure to receive an actuarial certification of the Adjusted Funding Target Attainment Percentage.  The Borrowers will promptly notify the Administrative Agent of any excise taxes in excess of $5,000,000 in the aggregate which have been assessed against any Borrower, any Subsidiary or any Commonly Controlled Entity by (x) the Internal Revenue Service with respect to any Plan or Multiemployer Plan or (y) the applicable Government Authority regulating any Foreign Pension Plan.  Within the time required for notice to the PBGC under Section 303(k)(4) of ERISA or 430(k)(4)(A) of the Code, the Borrowers will notify the Administrative Agent of any Lien of which any Borrower has knowledge arising under Section 303(k) of ERISA or 430(k) of the Code in favor of any Plan.  The Borrowers will promptly notify the Administrative Agent of the following events, and in any event within 30 days after any Borrower knows or has reason to know thereof:  (i) a failure to make any required contribution in excess of $5,000,000 in the aggregate to any Plan or Foreign Pension Plan, any Lien in favor of PBGC, a Plan or a Foreign Pension Plan, or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan or (ii) an assessment of liability in excess of $5,000,000 in the aggregate under the Coal Industry Retiree Health Benefit Act of 1992.

SECTION 6.                            NEGATIVE COVENANTS

Each of the Borrowers hereby agrees that, so long as the Commitments remain in effect, any Note or Letter of Credit remains outstanding and unpaid, or any other amount is owing to any Lender or Administrative Agent hereunder, such Borrower shall not and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1 Financial Condition Covenants.

(a) Total Leverage Ratio.  As of the last day of any fiscal quarter of the Company, permit the Total Leverage Ratio to be greater than 3.50 to 1.0.

(b) Interest Coverage Ratio.  As of the last day of any fiscal quarter of the Company, permit the Interest Coverage Ratio for the period of four consecutive fiscal quarters ending on such date to be less than 2.50 to 1.

(c) Priority Debt.  Permit at any time Priority Debt to exceed 25% of Consolidated Capitalization.

6.2 Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for Permitted Liens.

6.3 Limitations on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except that:

(a) any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any other Borrower (provided that (i) such Borrower shall be the continuing or surviving corporation or such surviving or continuing corporation becomes a Borrower hereunder and (ii) no Domestic Borrower may merge into a Foreign Subsidiary unless such Domestic Borrower shall be the continuing or surviving corporation); and

(b) any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) (i) to a Borrower, (ii) to any Subsidiary (other than a Foreign Subsidiary) not required under Section 5.9 to be a Borrower hereunder both immediately before and after such transaction, or (iii) as permitted by Section 6.4 of this Agreement; and

(c) subject to the terms of Section 5.9 hereof, any Subsidiary of the Company that is not a Borrower may be merged or consolidated with any other Subsidiary of the Company which is not a Borrower;

provided, that immediately after any such transaction referred to in paragraphs (a), (b) and (c) above and after giving effect thereto, each of the Borrowers is in compliance with this Agreement and no Default or Event of Default shall have occurred and be continuing or result from such transaction.

6.4 Limitation on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests and Capital Stock or equity interests in any Subsidiary that is or is required to be a Borrower hereunder), whether now owned or hereafter acquired, except:

(a) any sale, transfer or lease of assets in the ordinary course of business, which assets are no longer necessary or required in the conduct of the Borrowers’ or their Subsidiaries’ business;

(b) transactions involving the sale or lease of inventory in the ordinary course of business;

(c) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection in the ordinary course of business of such accounts receivable;

(d) as permitted by Section 6.3;

(e) in addition to the above subsections 6.4(a) through 6.4(d), conveyances, sales, leases, assignments, transfers or other dispositions of assets of the Borrowers or any Subsidiary thereof; provided, that the aggregate amount of such conveyances, sales, leases, assignments, transfers and other dispositions, determined in accordance with GAAP, in any fiscal year of the Company does not exceed ten percent (10%) of the Company’s consolidated total assets as of the beginning of such fiscal year, and provided, further, that such conveyances, sales, leases, assignments, transfers or other dispositions are for consideration which the officers or Board of Directors of the applicable Borrower or Subsidiary deems to be fair and reasonable; and

(f) in connection with a Permitted Securitization Facility.

6.5 Limitation on Distributions and Investments.  At any time make (or incur any liability to make) or pay any Distribution (whether in cash or property or obligations of a Borrower or any Subsidiary thereof) in respect of the Borrowers or any Subsidiary thereof (other than a Distribution payable to the Company or from a Subsidiary to another Subsidiary), unless as of the declaration date after giving effect to the declaring, paying or making of any such Distribution, (a) no Default or Event of Default shall have occurred and be continuing or would exist on a pro forma basis (i.e., after giving effect to such Distribution as if such Distribution and any Indebtedness borrowed in connection therewith had been made on the last day of the immediately preceding fiscal quarter for which financial statements have been delivered to the Lenders), and (b) the Total Leverage Ratio as of the end of the most recent fiscal quarter for which financial statements have been delivered to the Lenders shall not exceed 3.25 to 1.00 on a pro forma basis (i.e., using as (i) the numerator for such calculation Total Debt on the date of and after giving effect to such Distribution and any Indebtedness borrowed in connection therewith and (ii) the denominator Modified EBITDA for the four consecutive fiscal quarters ending on the last day of the immediately preceding fiscal quarter for which the Lenders have received financial statements under subsection 5.1(a) or (b)).

6.6 Transactions with Affiliates.  Except as expressly permitted in this Agreement or between the Company and any Subsidiary or between Subsidiaries, directly or indirectly enter into any transaction or arrangement whatsoever (including without limitation any purchase, sale, lease or exchange of property or the rendering of any service) or make any payment to or otherwise deal with any Affiliate, except, as to all of the foregoing in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s and its Subsidiaries’ business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary, as the case may be, than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

6.7 Limitation on Acquisitions.  Purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any substantial amount of the property or assets (including, without limitation, Capital Stock) of any Person or all or substantially all of the assets constituting a business unit, division, product line or line of business of any Person, except for Permitted Acquisitions.

6.8 Fiscal Year.  Permit the fiscal year of any Borrower to end on a day other than December 31.

6.9 Limitation on Conduct of Business.  Permit the general nature of the business of the Borrowers and their Subsidiaries, taken as a whole, to be substantially changed from the general nature of the businesses in which the Borrowers and their Subsidiaries are engaged on the date of this Agreement.

6.10 Prepayments, Redemptions and Repurchases of Subordinated Debt.  Prepay, redeem, retire, repurchase or otherwise satisfy any Subordinated Debt, unless on the date of such prepayment, redemption or repurchase (a) the Total Leverage Ratio as of the last day of the immediately preceding fiscal quarter for which the Lenders have received financial statements under subsection 5.1(a) or (b) hereof is less than or equal to 3.50 to 1.00 and (b) no Default or Event of Default shall exist or would exist on a pro forma basis (i.e., using as the numerator for such calculation Total Debt on the date of and after giving effect to such prepayment, redemption or repurchase and any Indebtedness borrowed in connection therewith or to finance such prepayment, redemption or repurchase); provided that, if such prepayment, redemption or repurchase is financed with Indebtedness, such Indebtedness shall be unsecured.

6.11 Non-Operating Subsidiary.  Permit (a) either of West Pharmaceutical Services Canovanas, Inc. or West Pharmaceutical Services Vega Alta, Inc. to engage in any business of any nature or (b) the fair market value of the assets of either West Pharmaceutical Services Canovanas, Inc. or West Pharmaceutical Services Vega Alta, Inc. to exceed $50,000.

6.12 Note Purchase Agreement Guarantors.  At any time, permit any Subsidiary which, at such time, is directly or indirectly liable (as a co-obligor, guarantor or otherwise) for any Indebtedness (i) for borrowed money in an amount equal to or in excess of $5,000,000 or (ii) owed under a Note Purchase Agreement or whose assets are subject to a Lien to secure obligations owed under any such Indebtedness or under a Note Purchase Agreement to not be a Borrower hereunder, other than West Pharmaceutical Services Canovanas, Inc and West Pharmaceutical Services Vega Alta, Inc.

SECTION 7.                            EVENTS OF DEFAULT

7.1 Events of Default.  If any of the following events shall occur and be continuing:

(a) A Borrower (i) shall fail to pay when due any principal on any Note or any Reimbursement Obligation when due, or (ii) shall fail to pay any other amount payable hereunder or under any other Loan Document (including without limitation any fees) within five (5) Business Days after the date due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by a Borrower herein or in any other Loan Document or which is contained in any certificate or financial statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect or misleading in any material respect on or as of the date made or deemed made; or

(c) A Borrower shall default in the observance or performance of any agreement contained in Section 6 of this Agreement; or

(d) A Borrower shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in subsections (a) through (c) above) or any other Loan Document, and such default shall continue unremedied (if it is capable of being remedied in such period) for a period of thirty (30) days with respect to Sections 5.3, 5.4 or 5.8 of this Agreement and five (5) Business Days with respect to all other applicable provisions; or

(e) A Borrower or any Subsidiary thereof shall (i) default in the payment of any principal of or interest on or any other amount payable on any Indebtedness (other than the Notes) or in the payment of any Guaranty Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guaranty Obligation was created and the aggregate amount of such Indebtedness and/or Guaranty Obligations in respect of which such default or defaults shall have occurred is at least $10,000,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due and payable prior to its stated maturity or such Guaranty Obligation to become payable; or

(f) (i)  A Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or a Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against a Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, satisfied, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) a Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they generally become due; or (vi) a Borrower or any Subsidiary makes an assignment for the benefit of its creditors or a composition with its creditors; or

(g) One or more judgments or decrees shall be entered against a Borrower or any of its Subsidiaries involving in the aggregate a liability (excluding any such judgments or orders which are fully covered by insurance, subject to any customary deductible, and under which the applicable insurance carrier has acknowledged such full coverage in writing) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, settled, satisfied or paid, or stayed or bonded pending appeal, within 30 days from the entry thereof; or

(h) Any Change of Control shall occur; or

(i) Without limiting the covenants and representations made herein relating ERISA matters (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Unpaid Minimum Required Contribution, whether or not waived, shall exist with respect to any Plan and the Borrowers or any of their Commonly Controlled Entities fails to correct such Unpaid Minimum Required Contribution prior to the end of the correction period or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist in regard to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(j) the Company shall cease to own, directly or indirectly, one hundred percent (100%) of the legal and beneficial ownership of each other Borrower except for directors qualifying shares or pursuant to a transaction permitted under Section 6.3 or Section 6.4; or

(k) the Administrative Agent shall have received or sent a Notice of Election to Share, as defined in, and pursuant to, the Sharing Agreement;

(l) Any Loan Document shall cease to be a legal, valid and binding agreement enforceable against any Borrower executing the same in accordance with the terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged and thereby deprive or deny the Lenders and/or the Administrative Agent of the intended benefits thereof or they shall thereby cease substantially to have the rights, titles, interests, remedies, powers or privileges intended to be created thereby.

(m) A Foreign Benefit Event shall occur.

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to a Borrower, automatically the Commitments and the Swing Line Commitment (including the obligations of an Issuing Lender to thereafter issue Letters of Credit and the Lenders to participate in any Letters of Credit thereafter issued) shall immediately terminate, and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement, the Notes and the other Loan Documents shall automatically and immediately become due and payable (including, without limitation, all Letter of Credit Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, (i) by notice to the Company declare the Commitments and the Swing Line Commitment to be terminated forthwith, whereupon the Commitments, the Swing Line Commitment and the obligations of the Lenders to make Loans, and the obligation of an Issuing Lender to issue Letters of Credit and the Lenders to participate in any Letters of Credit or Swing Line Loans thereafter issued shall immediately terminate; (ii) by notice of default to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement, the Notes and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable (including, without limitation, all Letter of Credit Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder); and/or (iii) by notice to the Company require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest bearing account with the Administrative Agent, as cash collateral for their obligations under this Agreement, the Notes and the Applications, an amount equal to the Letter of Credit Coverage Requirement, and the Borrowers hereby pledge to the Administrative Agent and the Lenders, and grant to the Administrative Agent and the Lenders a security interest in, all such cash as security for such obligations.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the Notes; provided, that, with the consent of the Issuing Lenders, the Administrative Agent may at any time apply any funds in such cash collateral account to any such obligations other than those in respect of Letters of Credit.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the Notes and the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company.  The Borrowers shall execute and deliver to the Administrative Agent, for the account of the Issuing Lenders and the Letter of Credit Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.  In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Administrative Agent shall have all of the rights and remedies under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law.  The Administrative Agent may exercise all post-default rights granted to it and the Lenders under the Loan Documents and applicable Law (including, without limitation, under the Sharing Agreement).

SECTION 8.                            THE ADMINISTRATIVE AGENT

8.1 Appointment.  Each Lender hereby irrevocably designates and appoints PNC Bank, National Association as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes PNC Bank, National Association, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement and the other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement and the other Loan Documents or otherwise exist against the Administrative Agent.  PNC Bank, National Association agrees to act as the Administrative Agent on behalf of the Lenders to the extent provided in this Agreement and the other Loan Documents.

8.2 Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to engage and pay for the advice and services of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible to the Lenders for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions.  Neither the Administrative Agent, any of its Affiliates or any of its or their Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by a Borrower or any officer thereof contained in this Agreement, the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or the other Loan Documents or for any failure of the Borrowers (or any of them) to perform their obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Loan Documents, or to inspect the properties, books or records of the Borrowers (or any of them).

8.4 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, electronic transmission, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to one or more of the Borrowers), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Notes or the other Loan Documents in accordance with a request of the Required Lenders (or such other percentage of Lenders as shall be required hereunder), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

8.5 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other percentage of Lenders as shall be required hereunder); provided, that unless and until the Administrative Agent shall have received such directions, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent, any Affiliate thereof nor any of its or their respective Related Parties has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and made its own decision to make its Loans hereunder and enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

8.7 Indemnification.  The Lenders agree to indemnify each of the Administrative Agent, the other Agents and each Issuing Lender in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation, if any, of the Borrowers to do so) in Dollars, ratably according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent or an Issuing Lender in any way relating to or arising out of this Agreement, the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or an Issuing Lender under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or an Issuing Lender’s gross negligence or willful misconduct.  The agreements in this Section 8.7 shall survive the payment of the Notes and all other amounts payable hereunder.

8.8 Agents in Their Individual Capacity.  Each of the Agents and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers (or any of them) as though such Agent was not an Agent hereunder.  With respect to its Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

8.9 Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrowers.  If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which appointment shall be subject to the approval of the Borrowers (which approval shall not be unreasonably withheld and shall not be required if there shall then exist a Default or Event of Default).  If no successor administrative agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 60 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint an interim successor administrative agent.  Any interim successor administrative agent appointed under the preceding sentence may be replaced at any time by a successor administrative agent designated by the Required Lenders and subject to the approval of the Borrowers (which approval shall not be unreasonably withheld and shall not be required if there shall then exist a Default or Event of Default).  Any such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

8.10 No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Company, any of its Subsidiaries, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby:  (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.

8.11 USA Patriot Act.  Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign Lender that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations:  (1) within 10 days after the Closing Date, and (2) at such other times as are required under the USA Patriot Act.

8.12 Beneficiaries.  Except as expressly provided herein, the provisions of this Section 8 are solely for the benefit of the Agents and the Lenders, and the Borrowers shall not have any rights to rely on or enforce any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, the Administrative Agent shall act solely as administrative agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrowers.

8.13 Other Agents. The Lead Arranger, the Documentation Agent and the Syndication Agents, in their respective capacities as Lead Arranger or Other Agents, shall have no duties or responsibilities under this Agreement or any other Loan Document.

8.14           Authorization to Release Borrowers Other than the Company.  The Lenders and Issuing Lenders authorize the Administrative Agent to release any Borrower (other than the Company) from its obligations under the Loan Documents if all of the Capital Stock or other ownership interests in such Borrower are sold or otherwise disposed of or transferred to Persons other than the Borrowers or Subsidiaries of the Borrowers in a transaction permitted under Section 6.4(e).

SECTION 9.                            MISCELLANEOUS

9.1 Amendments and Waivers.  Except as provided in Section 2.14(e) and (j) relating to an Incremental Facility Amendment, neither this Agreement, any Note any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section.  With the written consent of the Required Lenders, the Administrative Agent and the Borrowers may, from time to time, enter into written amendments (including letter amendments), supplements or modifications hereto and to the Notes and the other Loan Documents for the purpose of adding any provisions to this Agreement, the Notes or any other Loan Document or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement, the Notes or any other Loan Document or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly or indirectly (a) reduce the amount or extend the maturity of any Note, any Loan or any installment thereof, or reduce the rate of interest (other than to waive interest at the default rate under the second sentence of Section 2.10) or extend the time of payment of interest thereon, or reduce any fee payable to any Lender hereunder (other than fees to the Administrative Agent, which shall require the consent of the Administrative Agent and the Borrowers to change) or extend the period for payment thereof, or change the duration or the amount of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby or (b) amend, modify or waive any provision of this Section, or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement, the Notes and the other Loan Documents, or (except as provided herein with respect to Defaulting Lenders) change a Lender’s right to receive its pro-rata distribution of payments and proceeds, or release all or substantially all of the collateral (if any) securing the Loans, in each case without the written consent of all the Lenders, (c) amend subsection 2.6(d) so as to require the consent of less than all of the Lenders to the addition of an Optional Currency that is not permitted as of the Closing Date without the consent of each Lender; or (d) amend, modify or waive any provision of Section 2.1(c), Section 2.25 or any other provision affecting Swing Line Loans without the written consent of the then Swing Line Lender, or (e) amend, modify or waive any provision of Section 2.8, Section 2.25 or any other provisions affecting Letters of Credit without the written consent of each Issuing Lender that has issued a Letter of Credit, (f) amend, modify or waive any provision of Section 8 without the written consent of the then Administrative Agent, (g) release the Company from its obligations under the Loan Documents without the written consent of each Lender or (h) except in connection with the sale of all of the Capital Stock of a Borrower other than the Company in accordance with Section 6.4(e) to a Person other than the Company or any Subsidiary or Affiliate thereof, release any Borrower (other than the Company) from its obligations under the Loan Documents without the written consent of each Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the Notes.  In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

9.2 Notices; Lending Offices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices, requests, demands and other communications to or upon the respective parties hereto to be effective shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or the next Business Day if sent by reputable overnight courier, postage prepaid, for delivery on the next Business Day, or, in the case of facsimile transmission notice, when sent (except that, if not given during normal business hours for the recipient, such notice, request, demand or other communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient), addressed as follows in the case of the Borrowers, the Administrative Agent, the Swing Line Lender and the Issuing Lender (if it is PNC Bank, National Association), and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrowers                                                      c/o West Pharmaceutical Services, Inc.
or any of them:                                                      101 Gordon Drive
Lionville, PA 19341
Attention:  Michael A. Anderson
Telephone:  610-594-3345
Facsimile:  610-594-3014

The Administrative Agent,                                 PNC Bank, National Association
the Swing Line                                                      1600 Market Street
Lender or the                                                         Philadelphia, PA 19103
Issuing Lender                                                      Attention:  Denise Di Simone Killen
(if it is PNC Bank,
National Association):                                        Telephone: 215-585-5348
Facsimile:  215-585-6987

with a copy to:                                                     Agency Services, PNC Bank, National Association
                                                                               Mail Stop:  P7-PFSC-04-I
                                                                               Address:  500 First Avenue
                                                                               Pittsburgh, PA  15219
                                                                               Attention:  Agency Services
                                                                               Telephone:  412-762-6442
                                                                               Facsimile:  412-762-8672

provided that (a) any notice, request or demand to or upon the Administrative Agent, an Issuing Lender or the Lenders pursuant to Sections 2.2, 2.4, 2.5, 2.8, 2.14 and 2.15 or to or upon the Swing Line Lender, shall not be effective until received and (b) any notice of a Default or Event of Default hereunder shall be sent by electronic transmission (including facsimile) or nationally recognized overnight courier.  Schedule I lists the Lending Offices of each Lender.  Each Lender may change its Lending Office by written notice to the other parties hereto.

(b) Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Lender if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under this Section by electronic communication.  The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

9.3 No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Notes and the other Loan Documents.

9.5 Payment of Expenses and Taxes.  Each of the Borrowers jointly and severally agrees (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and the syndication of, this Agreement, the Notes, the other Loan Documents and any other documents executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with any amendment, supplement or modification to (or proposed amendment, supplement or modification to) this Agreement, the Notes and the other Loan Documents and any other documents executed and delivered in connection therewith, and the administration of this Agreement, the other Loan Documents and the credit facility provided herein, including without limitation, the reasonable fees and disbursements of counsel, (c) pay or reimburse the Administrative Agent and each Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents (including all such out-of-pocket expenses incurred during any actual or attempted workout, restructuring or negotiations in respect of the Loans, Letters of Credit or other Obligations), including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent and to the several Lenders, (d) to pay, indemnify, and hold each Lender, the Administrative Agent, the Swing Line Lender, each Issuing Lender and each of their respective Affiliates and the Related Parties of such Persons and of such Person’s Affiliates (collectively, the “Indemnitees”) harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether sounding in contract, in tort or on any other ground), judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of or in any other way arising out of or relating to, this Agreement, the Notes, the other Loan Documents or any such other documents contemplated by or referred to herein or therein or any action taken by any Lender, Issuing Lender or the Administrative Agent with respect to the foregoing including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Laws applicable to the operations of the Borrowers or their Subsidiaries (all the foregoing, collectively, the “indemnified liabilities”), provided, that the Borrowers shall have no obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such person.  To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any indemnified person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  The agreements in this Section shall survive repayment of the Notes and all other amounts payable hereunder.

9.6 Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of a Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.  The Borrowers may not assign or transfer any of their rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each Lender.

(b) Each Lender may, in accordance with applicable law, with the consent of the Company (except (i) when any Event of Default exists or (ii) such assignment is to a Lender or Affiliate thereof) and the Administrative Agent and each Issuing Lender having outstanding Letters of Credit at the time of the assignment (which consents shall not be unreasonably withheld or delayed, and provided that the Company shall be deemed to have consented if it does not object in writing to the assignment within 10 Business Days after having received written notice thereof) assign to one or more Lenders or Affiliates other financial institutions (each, a “Purchasing Lender”) all or any part of its interests, rights and obligations under this Agreement, the Notes and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it and the Notes held by it); provided, however, that (i) so long as the Commitments are in effect, such assignment shall be in an amount not less than $5,000,000 or, if less, the entire remaining amount of the assigning Lender’s Commitment  (or such lesser amount as the Administrative Agent and, so long as no Event of Default exists, the Company shall agree in their sole discretion), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent and the Company for its acceptance (to the extent required) an Assignment and Assumption, together with the Revolver Note subject to such assignment and a processing and recordation fee of $3,500; provided that no fee shall be payable with respect to any assignment by a Lender to an Affiliate thereof, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, (iv) the Swing Line Commitment and all outstanding Swing Line Loans may only be assigned in their entirety to a Lender then having a Commitment, (v) such Purchasing Lender executes and delivers a counterpart to the Sharing Agreement, (vi) no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, and (vii) no such assignment shall be made to a natural person.  Upon acceptance and recording pursuant to paragraph (e) of this Section 9.6, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days after the execution thereof (or such shorter period as the Administrative Agent and, so long as no Event of Default exists, the Company may agree in their sole discretion), (A) such Purchasing Lender shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18, 2.19, 5.8(c) and 9.5 (to the extent that such Lender’s entitlement to such benefits arose out of such Lender’s position as a Lender prior to the applicable assignment). To the extent that an assignment of all or any portion of a Lender’s rights and obligations pursuant to this Section 9.6 would, at the time of such assignment, result in increased costs (including but not limited to Tax related costs) under Section 2.16 or 2.17 compared to those being charged by the assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay the Purchasing Lender such excess increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the assignment), unless such Purchasing Lender becomes a Lender pursuant to a request by the Borrowers under Section 2.24.  Such Assignment and Assumption shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting amounts and percentages held by the Lenders arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such assigning Lender under this Agreement, the Notes and the other Loan Documents.  Notwithstanding any provision of this Section 9.6, the consent of the Company shall not be required for any assignment which occurs at any time when an Event of Default shall have occurred and be continuing.

(c) [Intentionally Omitted].

(d) The Administrative Agent shall maintain at its offices a copy of each Assignment and Assumption and the names and addresses of the Lenders, and the Commitments and Swing Line Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such information maintained by the Administrative Agent shall be conclusive in the absence of manifest error and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.

(e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and a Purchasing Lender (and in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, by the Company (to the extent required above) and the Administrative Agent) together with the Note or Notes subject to such assignment and the processing and recordation fee referred to in paragraph (b) above, the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein.  Within five (5) Business Days after receipt of notice, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrender of the original Note(s) (A) a new Note to the order of such Purchasing Lender in an amount equal to the amount of the Commitment assumed and (B) if the assigning Lender has retained a Commitment, a new Note to the order of such assignor in the amount equal to the Commitment retained by it.  Such new Note(s) shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note(s); such new Notes shall be in substantially the form of Exhibit A-1 hereto, with respect to a Revolver Note and Exhibit A-2 hereto, with respect to the Swing Line Note.  Canceled Notes shall be returned to the Company.

(f) Each Lender may without the consent of the Company or the Administrative Agent sell participations to one or more banks or other entities (each a “Participant”) in all or any portion of any Loan owing to such Lender, any Note held by such Lender, any Commitment and Swing Line Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents, provided, however, that (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, (iv) the Borrowers, the Lenders and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, (v) in any proceeding under the Bankruptcy Code such Lender shall be, to the extent permitted by law, the sole representative with respect to the obligations held in the name of such Lender, whether for its own account or for the account of any Participant, (vi) such Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement or the Note or Notes held by such Lender or any other Loan Document, other than any such amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest that forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Loan or releases the Company from its obligations under the Loan Documents or, except in connection with the sale of all of the Capital Stock of a Borrower (other than the Company) in accordance with Section 6.4(e) to a Person other than the Company or any Subsidiary or Affiliate thereof, releases such Borrower from its obligations under the Loan Documents or releases all or substantially all of the collateral, if any, securing such Loan.

(g) If amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that in purchasing such participation such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.8.  The Borrowers also agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17, 2.18, 2.19, 5.8(c) and 9.5 with respect to its participation in the Commitments, Swing Line Commitment and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the assigning Lender would have been entitled to receive in respect of the amount of the participation transferred by such assigning Lender to such Participant had no such transfer occurred.

(h) If any Participant of a Lender is not created or organized under the laws of the United States or any state thereof, the assigning Lender, concurrently with the sale of a participating interest to such Participant, shall cause such Participant (i) to represent to the assigning Lender (for the benefit of the assigning Lender, the other Lenders, the Administrative Agent and the Borrowers) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Borrowers or the assigning Lender with respect to any payments to be made to such Participant in respect of its participation in the Loans and (ii) to agree (for the benefit of the assigning Lender, the other Lenders, the Administrative Agent and the Borrowers) that it will deliver the tax forms and other documents required to be delivered pursuant to subsection 2.17(f) and comply from time to time with all applicable U.S. laws and regulations with respect to withholding tax exemptions.

(i) Any Lender may at any time assign all or any portion of its rights under this Agreement and the Notes issued to it to a Federal Reserve Bank; provided that no such assignment shall release a Lender from any of its obligations hereunder.

(j) As provided in Sections 2.14(d) and 2.14(e) hereof, any Proposed New Lender shall, at least seven (7) days before the proposed effective date of such Proposed New Lender’s joinder hereto, complete, execute and deliver to the Administrative Agent a New Revolving Credit Lender Joinder or New Term Loan Lender Joinder, as applicable, together with a processing and recordation fee of $3,500.  Such New Revolving Credit Lender Joinder or New Term Loan Lender Joinder, as applicable, shall include, among other things, a joinder to this Agreement and otherwise be in form and substance acceptable to the Administrative Agent and the Borrowers.  Upon the effective date of such joinder and the obtaining of the Administrative Agent’s consent (which consent shall not be unreasonably withheld or delayed), such Proposed New Lender shall become a party hereto (hereinafter referred to as an “Additional Lender”) and shall be one of the Lenders hereunder for all purposes.  Simultaneously with the execution and delivery of such joinder, increase in a Lender’s Commitment or the establishment of an Incremental Term Loan Commitment, the Borrowers shall execute a new Revolver Note or term note for such Additional Lender or existing Lender.

9.7 Disclosure of Information.  Unless otherwise consented to by the Company in writing, each of the Lenders and the Administrative Agent agrees to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrowers pursuant to this Agreement; provided that nothing herein shall prevent any Lender from disclosing any such information (a) to the Administrative Agent or any other Lender, (b) to any Participant, Purchasing Lender, Additional Lender or Proposed New Lender (or prospective Participant, Purchasing Lender, Additional Lender or Proposed New Lender) so long as such Participant, Purchasing Lender, Additional Lender or Proposed New Lender (or prospective Participant, Purchasing Lender, Additional Lender or Proposed New Lender) agrees to comply with the requirements of this Section 9.7, (c) to its Affiliates and to its and its Affiliates’ respective partners, employees, officers, directors, agents, attorneys, accountants and other advisors and representatives, (d) upon the request or demand of any regulatory authority or other Governmental Authority having or purporting to have jurisdiction over such Lender (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, including subpoena or similar legal process, (f) which has been publicly disclosed other than in breach of this Agreement, including through judicial process, (g) in connection with the exercise of any remedy hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, or (h) to its Affiliates and to its and its Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential).

9.8 Adjustments; Set-off.

(a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 7.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or the Reimbursement Obligations owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest unless the benefited Lender is required to pay interest thereon, in which case each Lender returning funds to the benefited Lender shall pay its pro rata share of such interest.  Each of the Borrowers, jointly and severally agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.  The provisions of this Section 9.8(a) shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of the Loan Documents or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Commitment to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section 9.8(a) shall apply).

(b) In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of an Event of Default, each Lender and its Affiliates shall have the right, without prior notice to the Borrowers (or any of them), any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of one or more Borrowers.  Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.9 Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Company, on behalf of the Borrowers, and each of the Lenders.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

9.10 Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11 Integration.  This Agreement and the other Loan Documents represent the agreement of the parties hereto with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.12 GOVERNING LAW.  THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

9.13 Submission To Jurisdiction; Waivers.  Each of the Borrowers hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement or the Notes, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the Commonwealth of Pennsylvania, the courts of the United States of America for the Eastern District of Pennsylvania, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) without limiting the provisions of Section 9.5 hereof, waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.14 Acknowledgments.  Each of Borrowers hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Notes and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship to the Borrowers (or any of them) and the relationship hereunder between the Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, is solely that of debtor and creditor; and

(c) no joint venture exists among the Lenders or the Agents or among the Borrowers (or any of them) and the Lenders or the Agents.

9.15 No Right of Contribution.  On and after the occurrence of an Event of Default hereunder, no Borrower shall seek or be entitled to any reimbursement from any other Borrower, or be subrogated to any rights of the Lenders against the Borrowers, in respect of any payments made pursuant to the Loan Documents, until all amounts owing to the Lenders hereunder and under the Notes are paid in full.

9.16 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.17 USA Patriot Act Notice.  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

9.18 Joint and Several Liability of Borrowers.  Notwithstanding anything to the contrary in this Agreement (other than Section 2.22), all obligations of the Borrowers hereunder and under the Loan Documents shall be joint and several.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

WEST PHARMACEUTICAL SERVICES, INC.

By:	/s/ Michael A. Anderson
Name:	Michael A. Anderson
Title:	Vice President

WEST PHARMACEUTICAL SERVICES OF FLORIDA, INC.

By:	/s/ Michael A. Anderson
Name:	Michael A. Anderson
Title:	Vice President

WEST PHARMACEUTICAL SERVICES LAKEWOOD, INC.

By:	/s/ Michael A. Anderson
Name:	Michael A. Anderson
Title:	President

WEST PHARMACEUTICAL SERVICES GROUP LIMITED

By:	/s/ John R. Gailey III
Name:	John R. Gailey III
Title:	Director

WEST ANALYTICAL SERVICES, LLC

By:	/s/ Rachael M. Bushey
Name:	Rachael M. Bushey
Title:	Vice President

WEST PHARMACEUTICAL SERVICES OF DELAWARE, INC.

By:	/s/ Michael A. Anderson
Name:	Michael A. Anderson
Title:	Treasurer

TECH GROUP NORTH AMERICA, INC.
TECH GROUP GRAND RAPIDS, INC.

By:	/s/ Michael A. Anderson
Name:	Michael A. Anderson
Title:	Treasurer

(MFG) TECH GROUP PUERTO RICO, LLC

By:	/s/ Joseph Fratinardo
Name:	Joseph Fratinardo
Title:	Vice President

WEST PHARMACEUTICAL SERVICES
DANMARK A/S

By:	/s/ Heino Lennartz
Name:	Heino Lennartz
Title:	Director

By:	/s/ Sean Parish
Name:	Sean Parish
Title:	Director

WEST PHARMACEUTICAL SERVICES
HOLDING GMBH

By:	/s/ Heino Lennartz
Name:	Heino Lennartz
Title:	Managing Director

PNC BANK, NATIONAL ASSOCIATION,
as a Lender and as Administrative Agent

By:	/s/ Denise Di Simone Killen
Name:	Denise Di Simone Killen
Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Eric H. Williams
Name:	Eric H. Williams
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kirk Tesch
Name:	Kirk Tesch
Title:	Director

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Robert M. Melchionni
Name:	Robert M. Melchionni
Title:	Vice President

HSBC BANK USA, as a Lender

By:	/s/ Christopher L. Querns
Name:	Christopher L. Querns
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Daglas Panchal
Name:	Daglas Panchal
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jennifer Hwang
Name:	Jennifer Hwang
Title:	Vice President

NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Andrew D. Holtz
Name:	Andrew D. Holtz
Title:	Vice President

TD BANK, N.A., as a Lender

By:	/s/ Todd Antico
Name:	Todd Antico
Title:	Senior Vice President

SCHEDULE I

LENDERS AND COMMITMENT INFORMATION

Lender and Lending Office(s)	Revolver Commitment	Swing Line Commitment

PNC Bank, National Association	$55,000,000	$30,000,000
1600 Market Street, 21st Floor
Philadelphia, PA 19103
Attention: Denise Di Simone Killen
Facsimile: 215-585-6987

Bank of America, N.A.	37,500,000
1101 Wootton Parkway, Suite 300
Rockville, MD 20852
Attention: Eric Williams
Facsimile: 301-517-3120

Citizens Bank of Pennsylvania	37,500,000
3025 Chemical Road, Suite 300
Plymouth Meeting, PA 19462
Attention: Daniel Astolfi
Facsimile: 610-941-4136

U.S. Bank National Association	37,500,000
461 Fifth Avenue, 16th Floor
New York, NY 10017
Attention: Jennifer Hwang
Facsimile: 617-256-2863

Wells Fargo Bank, National Association	37,500,000
301 South College Street, 15th Floor, MAC D1053-150
Charlotte, NC 28202
Attention: Kirk Tesch
Facsimile: 704-715-1438

HSBC Bank USA	25,000,000
150 North Radnor Chester Road, Suite A250
Radnor, PA 19087
Attention: Christoper Querns
Facsimile: 610-230-0975

JPMorgan Chase Bank, N.A.	25,000,000
270 Park Avenue, 43rd Floor
New York, NY 10017
Attention: Douglas Panchal
Facsimile: 917-546-2609

TD Bank, N.A.
444 Madison Avenue	25,000,000
New York, NY 10022
Attention: Shivani Agarwal
Facsimile: 212-308-0486

Northern Trust Company	20,000,000
50 S. LaSalle, M-27
Chicago, IL 60675
Attention: Andrew Holtz
Facsimile: 312-557-1425

Total Commitments	$300,000,000	$30,000,000

Sch. I - Pg. 1

SCHEDULE II

EXISTING LIENS

None.

Sch. II - Pg. 1

SCHEDULE III

OTHER LETTERS OF CREDIT

Beneficiary	Issuer	Amount	LC Number	Expiration Date	Purpose
National Union Fire Insurance Co	PNC	$1,815,042	18100867-00-000	11/30/2012	Casualty Insurance
Zurich Insurance Co	PNC	$250,000	233539-00	10/1/2012	Casualty Insurance
The Travelers Indemnity Company	PNC	$1,225,000	1811412500000	11/23/2012	Insurance/Credit Risk Management

Sch. III - Pg. 1

SCHEDULE 3.17

SUBSIDIARIES OF THE COMPANY

	State/County of Incorporation	Stock Ownership

West Pharmaceutical Services, Inc	Pennsylvania	Parent Co.
Tech Group North America, Inc.	Arizona	100.0%
West Pharmaceutical Services Lakewood, Inc.	Delaware	100.0
West Pharmaceutical Services Canovanas, Inc.	Delaware	100.0
West Pharmaceutical Services Vega Alta, Inc.	Delaware	100.0
West Pharmaceutical Services of Delaware, Inc.	Delaware	100.0
West Pharmaceutical Services Delaware Acquisition, Inc.	Delaware	100.0
West Analytical Services, LLC	Delaware	100.0
West Pharmaceutical Services of Florida, Inc.	Florida	100.0
Tech Group Grand Rapids, Inc.	Delaware	100.0
Citation Plastics Co.	New Jersey	100.0
West Pharmaceutical Services Argentina S.A.	Argentina	100.0
West Pharmaceutical Services Australia Pty. Ltd.	Australia	100.0
West Pharmaceutical Services Brasil LTDA.	Brasil	100.0
West Pharmaceutical Packaging (China) Company Ltd.	China	100.0
West Pharmaceutical Services Shanghai Medical Rubber Products Co., Ltd.	China	95.0
West Pharmaceutical Services Colombia S.A.	Colombia	98.2	(a)
West Pharmaceutical Services Holding Danmark ApS	Denmark	100.0
West Pharmaceutical Services Danmark A/S	Denmark	100.0
West Pharmaceutical Services Limited Danmark A/S	Denmark	100.0
West Pharmaceutical Services Group Limited	United Kingdom	100.0
West Pharmaceutical Services Cornwall Limited.	United Kingdom	100.0
Plasmec Public Limited Company	United Kingdom	100.0
West Pharmaceutical Services Lewes Limited	United Kingdom	100.0
West Pharmaceutical Services France S.A.	France	99.9	(b)
West Pharmaceutical Services Holding France SAS	France	100.0
West Pharmaceutical Services Holding GmbH	Germany	100.0
West Pharmaceutical Services Verwaltungs GmbH	Germany	100.0
West Pharmaceutical Services Deutschland GmbH Co KG	Germany	100.0
Tech Group Europe Limited	Ireland	100.0
TGPR Holdings Limited	Ireland	100.0
Medimop Medical Projects (North), Ltd.	Israel	100.0
Medimop Medical Projects Ltd.	Israel	100.0
West Pharmaceutical Services Italia S.r.L.	Italy	100.0
(mfg) Tech Group Puerto Rico, LLC	Delaware	100.0
West Pharmaceutical Services Beograd	Serbia	100.0
West Pharmaceutical Services Singapore Pte. Ltd.	Singapore	100.0
West Pharmaceutical Services Hispania S.A.	Spain	100.0
West Pharmaceutical Services Venezuela C.A.	Venezuela	100.0
W.P.S. F. Limited	England	100.0
West Pharmaceutical Packaging India Private Limited	India	100.0
West Pharmaceutical Services Singapore (Holding) Private Limited	Singapore	100.0
West Pharmaceutical Services Normandie SAS	France	100.0
Senetics, Inc.	Delaware	100.0
PM2OL A/S	Denmark	100.0

(a) 1.55% is held in treasury by West Pharmaceutical Services Colombia S.A.
(b) In addition, .01% is owned directly by 8 individual shareholders who are officers of the Company

EXHIBIT A-1

FORM OF REVOLVER NOTE

A-1 - Pg. 1

EXHIBIT A-2

FORM OF SWING LINE NOTE

A-2 - Pg. 1

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION

  B-1

EXHIBIT C

FORM OF NOTICE OF BORROWING

C-1

EXHIBIT D

FORM OF JOINDER AND ASSUMPTION AGREEMENT

D-1

EXHIBIT E

LEGAL OPINION MATTERS

E-1

EXHIBIT F

FORM OF SHARING AGREEMENT

F-1

EXHIBIT G

FORM OF NEW REVOLVING CREDIT LENDER JOINDER

  G-1